Exhibit 10.1

Execution Version

PERMIAN LEASE AGREEMENT

between

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

and

SHARYLAND UTILITIES, L.P.

December 31, 2017

PERMIAN LEASE AGREEMENT

PERMIAN LEASE AGREEMENT

PERMIAN LEASE AGREEMENT

APPENDICES:

Appendix A    Definitions

EXHIBITS:

Exhibit A    Form of CFO Certificate Statement

Exhibit B    Permian Assets

Exhibit C    Subordinated Debt Terms

Exhibit D    Insurance

Exhibit E    Gross Revenues

SCHEDULES:

Schedule 3.2    Form – Rent Supplement

PERMIAN LEASE AGREEMENT

PERMIAN LEASE AGREEMENT

This PERMIAN LEASE AGREEMENT (this “Agreement”) is entered into effective as of December 31, 2017 (the “Effective Date”), between Sharyland Distribution & Transmission Services, L.L.C. (together with its permitted transferees, successors and assigns, “Lessor”), and Sharyland Utilities, L.P. (together with its permitted transferees, successors and assigns, “Lessee”), and, in connection herewith, Lessor and Lessee agree, covenant and contract as set forth in this Agreement. Lessor and Lessee are sometimes referred to in this Agreement as a “Party” or collectively as the “Parties.”

Certain capitalized terms used in this Agreement have the meaning assigned to them in Appendix A attached hereto.

WITNESSETH:

WHEREAS, Lessor and Lessee entered into that certain Third Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets), effective as of December 31, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Lease”), pursuant to which Lessee leases the Permian Assets from Lessor;

WHEREAS, the Amended and Restated Lease is scheduled to expire on the Effective Date; and

WHEREAS, as of the Effective Date, the Amended and Restated Lease will be terminated, and Lessor and Lessee desire to enter into a new lease agreement on the terms and conditions set forth herein and effective as of the Effective Date covering the Permian Assets and, in the future, Footprint Projects identified from time to time pursuant to Rent Supplements.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

LEASE

1.1. Lease of Permian Assets.

(a) Upon the terms and conditions set forth in this Agreement, Lessor hereby grants to Lessee the exclusive right to use and operate the Permian Lease Assets. Subject to any necessary regulatory approvals and Section 1.1(b), this Agreement is intended by Lessor and Lessee to be a master lease of the Permian Lease Assets, as they existed as of the Original Lease Date and as they have been or may continue to be altered or expanded thereafter by Footprint Projects in which Lessor has an interest, which may include:

(i) towers and poles affixed to the land, and all necessary and proper foundations, footings, crossarms and other appliances and fixtures for use in connection with said towers and poles;

PERMIAN LEASE AGREEMENT

(ii) overhead, underground and underwater electrical transmission and communications lines, together with related ductwork and insulators;

(iii) electric substation and switching facilities, including all associated transformers, circuit breakers, resistors, capacitors, buses, interconnection and switching facilities, control and protection equipment which monitors the Permian Assets, and the building housing the foregoing items;

(iv) all facilities associated with any high-voltage direct current interconnections, including alternating current/direct current converter stations;

(v) electric meters required to operate the Permian Assets;

(vi) real estate assets, including real property, interests in real property or real property rights (as defined in Section 856(c)(5)(B) of the Code and the regulations promulgated thereunder, and not otherwise included in Section 1.1(a)(i)-(v) above) owned or leased by Lessor and underlying the Permian Assets, including related easements, licenses, rights of way and other real property interests; and

(vii) all other assets, facilities, systems or property owned or leased by Lessor that physically comprise part of the Permian Assets and that are (x) identified in the uniform system of accounts for major electric utilities, 18 C.F.R. Part 101, as adopted and amended from time to time by FERC (the “FERC Uniform System of Accounts”) and (y) not otherwise included in Section 1.1(a)(i)-(vi) above).

For the avoidance of doubt, the Permian Assets shall include any components of the Permian Assets that are repaired or replaced pursuant to Section 6.1.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties do not intend or agree to enter into a lease with respect to any Footprint Project or other alteration, expansion or addition to the Permian Assets (and Lessee shall not be authorized to use or operate such Footprint Project, alteration, expansion or addition to the Permian Assets) unless and until such time as the Parties first execute a Rent Supplement for the underlying Footprint Project and such Footprint Project is placed in service, and such Rent Supplement together with this Agreement shall be treated as a new lease with respect to such Footprint Project. The Parties further agree and acknowledge that a Rent Supplement will be executed with respect to each Footprint Project before such Footprint Project is placed in service, and references in this Agreement to “Permian Assets” rely on the assumption that this is the case.

(c) Notwithstanding anything to the contrary in this Section 1.1, for so long as Lessor is in compliance with its obligation to fund Capital Expenditures pursuant to Article X, Lessor may notify Lessee of its intention to transfer certain assets that would otherwise constitute Permian Assets under this Agreement (the “Transferred Assets”) to a TRS. Upon any such notification, the TRS and Lessee shall negotiate in good faith a lease agreement with respect to such Transferred Assets, on terms and conditions that are comparable to those contained herein, and, upon the execution of such lease, the Transferred Assets shall no longer constitute Permian Assets hereunder.

PERMIAN LEASE AGREEMENT

1.2. Exclusive Rights. Throughout the Term of this Agreement, Lessee shall have the exclusive right (a) to operate and use the Permian Lease Assets for the transmission and distribution of electricity in accordance with applicable rules and regulations of all regulatory agencies having regulatory jurisdiction over the Permian Assets, including the PUCT, as well as applicable rules and regulations of ERCOT, TRE, NERC and other Regulatory Authorities, and (b) to utilize the Permian Lease Assets for other uses (provided that such other uses do not interfere with the current or future transmission and delivery of electricity, Good Utility Practice or Applicable Laws and do not adversely affect the reliability and safety of the Permian Assets or the ERCOT electric grid). Throughout the Term of this Agreement, Lessor shall have access to the Permian Assets at all reasonable times for purposes of inspection and for the purposes of evaluating potential improvements, expansions or modernizations of the Permian Assets in accordance with Article X. Except in the case of emergency, prior to Lessor’s access of the Permian Assets, Lessor will provide written notification to Lessee’s operations personnel.

1.3. Absolute Net Lease. This Agreement is intended by the Parties to be an absolute net lease (and, except as otherwise specified herein, the expenses and costs associated with the lease, license, servicing, insuring, maintenance, repair and operation of the Permian Assets and the performance of Lessee’s obligations under this Agreement shall be for the account of Lessee, unless expressly stated that such expenses or costs are for the account of Lessor or some other Person). Other than as expressly provided herein, (a) Lessee’s obligation to make all payments of Rent as and when the same shall become due and payable in accordance with the terms of this Agreement shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance or subject to any abatement or diminution by set-off, deduction, counterclaim, recoupment, agreement, defense, suspension, deferment, interruption or otherwise, and (b) until such time as all Rent required to be paid has been paid, Lessee shall have no right to terminate this Agreement or to be released, relieved or discharged from its obligation to make, and shall not suspend or discontinue, any payment of Rent for any reason whatsoever.

1.4. Waiver by Lessee. Lessee hereby waives, to the extent permitted by Applicable Law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to modify, terminate, cancel, quit or surrender this Agreement except in accordance with the express terms hereof.

1.5. Quiet Enjoyment. Lessee shall be entitled to the peaceful and quiet enjoyment of the Permian Lease Assets, subject to the terms of this Agreement, so long as Lessee is not in default of this Agreement beyond applicable notice and cure periods.

ARTICLE II

TERM OF LEASE

2.1. Term. Subject to the provisions of Section 2.2 of this Agreement, or as otherwise stated herein, this Agreement is effective on the Effective Date and shall continue through December 31, 2020 unless otherwise terminated in a manner consistent herewith (the “Initial

PERMIAN LEASE AGREEMENT

Term”). Thereafter, this Agreement may be renewed for subsequent terms (each, a “Renewal Term” and, collectively with the Initial Term, the “Term”) by mutual agreement of the Parties; provided, however, that the Rent for any Renewal Term shall be targeted to provide Lessor with a Comparable Rate of Return on the then-current Rate Base of the Permian Assets.

2.2. Approvals upon Expiration or Termination.

(a) Notwithstanding anything to the contrary contained in this Agreement, Lessee shall not surrender, resign, transfer, assign or otherwise cease to be the operator of the Permian Assets at any time, including upon the termination of this Agreement or at the expiration of the Term, without first acquiring any necessary regulatory approvals from the PUCT or other Regulatory Authorities regarding such surrender, resignation, transfer, assignment or cessation of such operatorship; provided that, in the event of expiration or termination, the Parties shall use commercially reasonable efforts to obtain all necessary regulatory approvals of the transfer of such operatorship as soon as reasonably practicable.

(b) During any period of time after the expiration of the Term or termination of this Agreement but prior to Lessee’s acquisition or receipt of any necessary regulatory approvals with respect to Lessee’s surrender, resignation, transfer, assignment or other cessation of its operation of the Permian Assets (such period of time being herein referred to as the “Extended Period of Operatorship”), Lessee shall continue to operate the Permian Assets and shall continue to pay all Extended Period Rent and perform all of Lessee’s other obligations under this Agreement; provided, however, that if regulatory approval is not obtained within twelve (12) months of initiation of the approval process and such delay is (i) due to Lessor’s failure to reasonably pursue such approval, then the amounts payable as Rent will be eighty percent (80%) of such amount, or (ii) due to Lessee’s failure to reasonably pursue such approval, then the amounts payable as Rent will be one hundred five percent (105%) of such amount.

(c) Upon the expiration of the Term or termination of this Agreement, Lessee shall (i) use commercially reasonable efforts to obtain all necessary regulatory approvals as soon as reasonably practicable from the PUCT or other Regulatory Authorities to transfer or assign the Operating CCNs for the Permian Assets to Lessor or Lessor’s transferee or designee and (ii) upon receipt of such approvals, transfer or assign, to the extent permitted by Applicable Law, such Operating CCNs to Lessor or Lessor’s transferee or designee.

(d) The obligations of Lessee and Lessor contained in this Section 2.2 shall survive the expiration of the Term or termination of this Agreement.

2.3. Purchase Option upon Expiration or Termination. Upon the later of (a) the expiration of the Term or termination of this Agreement and (b) the expiration of the Extended Period of Operatorship (if any), Lessor shall have the option to purchase, or cause such other Person as Lessor may direct to purchase, from Lessee any equipment or other property, tangible or intangible, including any regulatory assets, owned by Lessee and principally used in connection with and necessary for the operation of the Permian Assets (including any Nonseverable Footprint Projects owned by Lessee, if any), subject to any required regulatory approvals. The purchase price for such property or equipment shall be the greater of (i) the net book value thereof plus 10% and (ii) the fair market value thereof as determined by mutual agreement of Lessor and Lessee.

PERMIAN LEASE AGREEMENT

ARTICLE III

RENT

3.1. Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, at Lessor’s address set forth in Section 13.8, or at such other place or to such other Person as Lessor from time to time may designate in a written notice to Lessee, all Rent contemplated hereby during the Term or any Extended Period of Operatorship on the basis hereinafter set forth. If there is a dispute as to the amount of Rent to be paid by Lessee, either Party may submit the dispute to arbitration pursuant to Section 13.7. However, Lessee shall be required to pay, as and when Rent is due and payable hereunder, the Undisputed Rent until such time as the dispute is resolved by agreement between the Parties or by arbitration pursuant to Section 13.7.

(a) Lessee will pay Lessor Base Rent for each Lease Month, payable in arrears forty-five (45) days after the conclusion of the Lease Month.

(b) Except as otherwise provided in Section 3.6, in addition to the Base Rent set forth above, Lessee covenants and agrees to pay to Lessor, as percentage rent, an annual amount at the Percentage Rent Rate on Gross Revenues during the applicable Lease Year that are in excess of the Annual Percentage Rent Breakpoint for such Lease Year (“Percentage Rent”). Percentage Rent owed by Lessee under this Agreement shall be calculated quarterly, and, if any Percentage Rent is due, shall be paid not later than the date that is forty-five (45) days after the end of each Lease Quarter as follows:

(i) Percentage Rent will only be payable with respect to a particular Lease Quarter if the aggregate Gross Revenues for the Lease Year through the end of the applicable Lease Quarter (the “Year-to-Date Revenues”) exceed the Applicable Quarterly Breakpoint. If so, then the Percentage Rent payable with respect to a Lease Quarter will be an amount equal to:

(1) the product of (x) the amount by which Year-to-Date Revenues exceed the Applicable Quarterly Breakpoint multiplied by (y) the Percentage Rent Rate; minus

(2) any Year-to-Date Payments;

provided that, except as provided in Section 3.1(b)(ii), if the foregoing calculation results in a negative number, Lessee shall not be entitled to a refund of any Percentage Rent previously paid.

(ii) If, at the end of the Lease Year, the Year-to-Date Payments made by Lessee to Lessor with respect to such Lease Year exceed the annual amount of Percentage Rent payable by Lessee to Lessor for such Lease Year pursuant to the first sentence of Section 3.1(b), then Lessor shall refund any excess amounts to Lessee by March 31 of the year following the applicable Lease Year.

PERMIAN LEASE AGREEMENT

(iii) Within forty-five (45) days after the end of each Lease Quarter, or, if earlier, concurrently with the payment by Lessee of any Percentage Rent owed pursuant to this Section 3.1(b), Lessee shall deliver to Lessor a CFO Certificate, in the form attached as Exhibit A, setting forth Lessee’s calculation of Gross Revenues as determined in accordance with Exhibit E and the resulting Percentage Rent payable hereunder. The CFO Certificate shall be delivered to the place where Rent is then payable, or to such other place or places as Lessor may from time to time direct by written notice to Lessee.

3.2. Rent Supplements.

(a) The Parties have executed a Rent Supplement with respect to the Rent in effect as of the Effective Date (the “Effective Date Rent Supplement”) with respect to the estimated Effective Date Rate Base and Expected Incremental CapEx during 2018. Prior to the beginning of each Lease Year (and, if applicable, at such other times during the Lease Year if the Parties expect Incremental CapEx and the Parties have not yet entered into a Rent Supplement with respect to such Expected Incremental CapEx), the Parties will negotiate in good faith to supplement, in the form of Schedule 3.2, Rent and other matters in accordance with this Section 3.2 (each, a “Rent Supplement”) to reflect the amount of Incremental CapEx, if any, that the Parties expect to be placed in service during such Lease Year (“Expected Incremental CapEx”). The following will apply to the determination of the matters set forth on the Rent Supplement:

(i) The Parties will supplement Base Rent and Percentage Rent in a manner intended to provide a Comparable Rate of Return for Lessor on the Expected Incremental CapEx. Such Comparable Rate of Return may be achieved by a split between Base Rent and Percentage Rent, in such case in the proportions requested by Lessor and agreed to by Lessee.

(ii) Unless the Parties agree otherwise based on appropriate factors at the time of the negotiation, Capital Expenditures will qualify as Incremental CapEx on the date the assets developed with such Capital Expenditures are placed in service (notwithstanding that Capital Expenditures that are included in CapEx Budgets pursuant to Article X are for such purposes measured based on the date the related Capital Expenditures are incurred).

(iii) Notwithstanding anything to the contrary contained in this Agreement, such supplement shall be determined solely to provide a Comparable Rate of Return on such Expected Incremental CapEx and shall not be determined with reference to, or with any intention to true up, the effect of any difference between the initially anticipated and the actual return of or on, or the Rent payable with respect to, the Permian Assets as in place prior to the additions resulting from such Expected Incremental CapEx.

PERMIAN LEASE AGREEMENT

(b) The Parties contemplate that there may be Capital Expenditures for assets that are placed in service and that are related and fairly allocable to the Permian Assets or the Stanton Transmission Loop Assets and are classified as Lessee CapEx. The following will apply to the determination of Revenues Attributable to Lessee CapEx:

(i) Revenues Attributable to Lessee CapEx shall be targeted to equal that portion of the amounts collected by Lessee with respect to the Permian Assets or Stanton Transmission Loop Assets, as applicable, which equals the amount needed to provide Lessee with the equivalent of a Comparable Rate of Return on any such Lessee CapEx (except that, in determining such Comparable Rate of Return, the Parties will not consider Lessee’s creditworthiness and there will be no Agreed-to-Discount). For the avoidance of doubt, Revenues Attributable to Lessee CapEx shall not include any ERCOT Transmission Revenues.

(ii) Unless the Parties agree otherwise based on appropriate factors at the time of the negotiation, Capital Expenditures that qualify as Lessee CapEx will qualify as Lessee CapEx on the date that the assets developed with such Capital Expenditures are placed in service. Further, the Parties understand that there may be Capital Expenditures that relate to both (A) the Permian Assets and/or the Stanton Transmission Loop Assets and (B) other assets owned or operated by Lessee or an affiliate thereof, and, in such circumstance, the Parties will negotiate in good faith to determine the portion of such Capital Expenditures that constitutes Lessee CapEx hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Revenues Attributable to Lessee CapEx shall be determined solely to provide a Comparable Rate of Return on such Lessee CapEx and shall not be determined with reference to, or with any intention to true up, the effect of any difference between the initially anticipated and the actual return of or on the Lessee CapEx as in place prior to the additions resulting from such Lessee CapEx.

(iv) Lessee agrees to provide Lessor with sufficient information regarding Lessee CapEx so that Lessor can monitor amounts actually spent on Lessee CapEx. If Lessee expects there will be any Lessee CapEx and the Parties have not yet entered into a Rent Supplement with respect to such Lessee CapEx, Lessee may request, no more frequently than annually, that the Parties determine the Revenues Attributable to Lessee CapEx that relate to such Lessee CapEx for each subsequent Lease Year. Lessee will use reasonable efforts to make such request coincide with a Rent Supplement pursuant to Section 3.2(a).

(c) The Parties will memorialize the results of all Rent negotiations pursuant to Section 3.2(a) and Lessee CapEx supplement negotiations pursuant to Section 3.2(b) by executing and delivering a Rent Supplement, which will set forth, in each case to the extent applicable, (i) the amount and projected depreciation rate of the Expected Incremental CapEx and Lessee CapEx; (ii) the estimated weighted average placed-in-service date of the Expected Incremental CapEx and Lessee CapEx; (iii) the projected effective date of the Regulatory Order(s) related to the Expected Incremental CapEx and Lessee CapEx; (iv) the new Base Rent; (v) a new Percentage Rent Schedule; (vi) new Revenues Attributable to Lessee CapEx; (vii) a new TCOS Allocation and (viii) the effective date of the new Rent Supplement. Upon the execution and

PERMIAN LEASE AGREEMENT

delivery of any such Rent Supplement, this Agreement will be deemed amended thereby. In no event will any new Base Rent or new Percentage Rent be payable, or any Revenues Attributable to Lessee CapEx be taken into account, before the assets funded by the related Incremental CapEx or Lessee CapEx are placed in service. Further, the Percentage Rent Rates and Annual Percentage Rent Breakpoints reflected on such new Rent Supplement with respect to the Rate Base covered by such prior Rent Supplement shall be as set forth on the Percentage Rent Schedule of such prior Rent Supplement.

(d) Either Party may request a revision to the TCOS Allocation utilized to calculate Allocated ERCOT Transmission Revenues pursuant to Exhibit E based on the most recent available monthly balance sheet in connection with any Rent Supplement executed and delivered by the Parties under Section 3.2(c) or, if earlier, no more frequently than once every sixty (60) days.

(e) If Lessee receives or expects to receive any fees, charges or Other Revenue (other than de minimis amounts not to exceed $100,000 in any calendar year), then, unless Lessee reasonably believes that such Other Revenue will not operate to reduce Lessee’s tariff within the State of Texas, Lessee and Lessor will negotiate in good faith to amend the then-effective Rent Supplement related to this Agreement or a similar lease to characterize the portion of such Other Revenue which Lessor reasonably expects will operate to reduce Lessee’s tariff within the State of Texas as Allocated Other Revenue hereunder or under such other similar lease.

(f) In connection with the foregoing provisions of this Section 3.2, Lessor and Lessee shall use good faith efforts to agree to a Rent Supplement within sixty (60) days of a request therefor by either Party.

3.3. Validation.

(a) Following the conclusion of each Lease Year (and, if applicable, at such other times during a Lease Year as a Party may request), the Parties will:

(i) review and determine whether there is a difference in:

(1) with respect to the Effective Date Rent Supplement, the actual Effective Date Rate Base compared to the Effective Date Rate Base contemplated by the Effective Date Rent Supplement; or

(2) the actual (A) amount of Incremental CapEx or Lessee CapEx, as applicable, placed in service during such Lease Year, (B) weighted average placed-in-service date of and/or effective date of the Regulatory Order(s) related to such Incremental CapEx or Lessee CapEx, as applicable and/or (C) depreciation rate, in each case as compared to what was contemplated by the Rent Supplement in effect as of the end of such Lease Year; and

PERMIAN LEASE AGREEMENT

(ii) if there has been such a difference, execute and deliver a revised Rent Supplement, which will set forth:

(1) a revised Base Rent, Percentage Rent Schedule and TCOS Allocation, reflecting what they would have been, at the time of the Rent Supplement, based on the actual (A) Effective Date Rate Base (with respect to the Effective Date Rent Supplement), (B) amount of Incremental CapEx or Lessee CapEx, as applicable, (C) weighted average placed-in-service date of or effective date of the Regulatory Order(s) related to such Incremental CapEx or Lessee CapEx, as applicable and/or (D) depreciation rate, but keeping fixed all other relevant assumptions and inputs, including the Comparable Rate of Return; and

(2) the amount of any lump sum payment that one Party must make to the other Party as a result of excess or deficient Rent that Lessee paid, as applicable (which payment must be made within thirty (30) days of the execution and delivery of such revised Rent Supplement and, if applicable, shall be treated as Rent by the Parties).

Upon the execution and delivery of any revised Rent Supplement pursuant to Section 3.3(a)(ii), this Agreement will be deemed amended thereby. The process described in this Section 3.3(a) is referred to as a “Rent Validation.”

(b) For the avoidance of doubt, in no circumstance will a Rent Validation occur to account for any difference between the initially anticipated and the actual return of or on the Incremental CapEx and/or Lessee CapEx, and no such difference will be taken into account as part of such Rent Validation.

(c) For the avoidance of doubt, notwithstanding anything to the contrary contained herein, following any expiration or termination of this Agreement pursuant to Article II, the Parties will conduct a Rent Validation in accordance with Section 3.3(a) with respect to the final Lease Year (or applicable portion thereof) ending immediately prior to the effective date of such expiration or termination and determine whether one Party should make a lump sum payment to the other Party as a result of excess or deficient Rent paid by Lessee. If any amount is determined to be due based upon such Rent Validation, the payment of such amount must be made within thirty (30) days of the finalization of such Rent Validation and, if applicable, shall be treated as Rent by the Parties.

(d) In connection with the foregoing provisions of this Section 3.3, Lessor and Lessee shall use good faith efforts to agree to a Rent Validation within sixty (60) days of the conclusion of the applicable Lease Year or a request therefor by either Party.

3.4. Confirmation of Percentage Rent.

(a) In the event that Lessee determines that the Percentage Rent paid with respect to any Lease Year (after giving effect to any refund that has or will be paid pursuant to Section 3.1(b)(ii)) exceeded the amount of Percentage Rent actually due for such Lease Year (such overage being the “Excess Percentage Rent”), Lessee shall promptly notify Lessor of such fact and shall deliver a new CFO Certificate (the “Revised Certificate”) setting forth the corrected calculations of the Percentage Rent due for such Lease Year and identifying the amount of the

PERMIAN LEASE AGREEMENT

Excess Percentage Rent. Upon Lessor’s reasonable verification of the information set forth in the Revised Certificate, Lessor shall refund to Lessee the Excess Percentage Rent. Notwithstanding anything to the contrary contained herein, in no event shall Lessor have any obligation under this Section 3.4(a) to refund any Excess Percentage Rent if Lessor has not received the Revised Certificate by March 31 of the year following the Lease Year for which the Excess Percentage Rent was paid.

(b) Lessee shall record Gross Revenues in order to provide an audit trail and shall utilize, or cause to be utilized, an accounting system for the Permian Assets in accordance with the FERC Uniform System of Accounts that will accurately record all data necessary to compute Percentage Rent. Lessee shall retain and shall allow Lessor and its representatives to have reasonable access to, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Lessor’s Audit and to compute Percentage Rent for the applicable Lease Years and to otherwise file or defend tax returns and reports to any Regulatory Authority.

(c) Lessor shall have the right from time to time to cause its accountants or representatives to conduct an inspection, examination and/or audit (a “Lessor’s Audit”) of all of Lessee’s records, including supporting data, sales and excise tax returns and the records described in Section 3.4(b), reasonably required to complete such Lessor’s Audit and to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Applicable Laws and governmental requirements. If any Lessor’s Audit discloses a deficiency in the payment of Percentage Rent, and either Lessee agrees with the result of Lessor’s Audit or the matter is otherwise determined or compromised, Lessee shall forthwith pay to Lessor the amount of the deficiency, as finally agreed or determined, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof. In addition to the amounts described above in this Section 3.4(c), if any Lessor’s Audit discloses a deficiency in the payment of Percentage Rent which, as finally agreed or determined, exceeds three percent (3%) of the amount paid, Lessee shall pay the costs of Lessor’s Audit. In no event shall Lessor undertake a Lessor’s Audit after March 31 of the second (2nd) year following the Lease Year for which such audit is requested.

(d) Any proprietary information obtained by Lessor pursuant to the provisions of this Section 3.4 shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation or arbitration between the Parties and except further that Lessor may disclose such information to lenders and investors, including prospective lenders or investors and to any other persons to whom disclosure is necessary or appropriate to comply with Applicable Laws and governmental requirements and to comply with any reporting requirements applicable to Lessor or Lessee under any applicable securities laws or regulations or any listing requirements of any applicable securities exchange.

3.5. Additional Obligations. In addition to Base Rent and Percentage Rent, Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and impositions that Lessee assumes or agrees to pay under this Agreement, including the expenses and costs described in Section 1.3 and any reimbursement for such amounts and other damages to Lessor in the event that Lessor pays such expenses or costs or performs such obligations on behalf of Lessee (collectively, “Additional Rent”).

PERMIAN LEASE AGREEMENT

3.6. Certain Exceptions. Notwithstanding anything to the contrary contained herein, at any time that Rent for all of the Permian Lease Assets is comprised solely of Base Rent (i.e. the Percentage Rent Rate for all of the assets covered by the then-effective Rent Supplement is zero (0%)), then the provisions of Sections 3.1(b), 3.2(d) and 3.4 (and the related definitions, including Exhibit E) shall be null and void, and the Parties shall have no obligation to comply with the provisions thereof; provided that, to the extent any such provision would otherwise be applicable with respect to any Lease Year (or applicable portion thereof) during which Percentage Rent was payable, then the relevant provision(s) shall continue to apply to any such period.

3.7. No Set Off. Any amount owed by Lessee pursuant to this Agreement shall be paid to Lessor without set off, deduction or counterclaim; provided, however, that Lessee shall have the right to assert any claim or counterclaim in a separate action brought by Lessee under this Agreement or to assert any mandatory counterclaim in any action brought by Lessor under this Agreement.

3.8. Late Payment Penalty. Except as otherwise provided in Section 9.1(b), if Lessee fails to make any payment to Lessor of any amount owed hereunder within five (5) days after it is due, interest shall accrue on the overdue amount, from the date overdue until the date paid, at the Overdue Rate.

3.9. Credit Support. If Lessor has reasonable grounds for insecurity regarding the performance of Lessee’s obligations hereunder, Lessor may require Lessee to provide credit support in the amount, form and for the term reasonably acceptable to Lessor, including a letter of credit, a prepayment, or a guaranty.

3.10. Survival. The obligations of Lessee and Lessor contained in this Article III with respect to the calculation, validation and payment, including late payment, of Rent applicable to periods prior to the end of the Term or during any Extended Period of Operatorship shall survive the expiration or earlier termination of this Agreement.

ARTICLE IV

LESSEE’S REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1. Maintenance, Operation and Repair of the Permian Assets.

(a) Lessee, at its own cost and expense, shall maintain (including both scheduled and unscheduled maintenance), operate, repair and make all modifications (other than the construction of Footprint Projects, which shall be subject to Article X) to the Permian Assets and any components thereof (whether owned by Lessor or Lessee), including directing all operations of and supplying all personnel necessary for the operation of the Permian Assets, in each case, as reasonable and prudent and consistent with Good Utility Practice and as required by Applicable Law. Lessee shall carry out all obligations under this Agreement as reasonable and prudent and

PERMIAN LEASE AGREEMENT

consistent with Good Utility Practice and in accordance with manufacturers’ warranty requirements (during any applicable warranty period) and Lessee’s established operating procedures and maintenance, rebuild and repair programs so as to keep the Permian Assets in good working order, ordinary wear and tear excepted, and in such condition as shall comply in all material respects with all Applicable Laws. Lessee will operate the Permian Assets in a reliable and safe manner in compliance with Applicable Laws. Lessee will not operate the Permian Assets or any component thereof in any manner excluded from coverage by any insurance in effect as required by the terms hereof.

(b) If inspections of the Permian Assets by Lessor show that the Permian Assets do not meet industry standards or Good Utility Practice for maintenance and repair and/or fail to meet the requirements of any Applicable Law, Lessee shall promptly, but in any event within thirty (30) days after such initial notification, (i) develop a plan for Lessor’s review by which the Permian Assets can be modified or replaced to comply with industry standards, Good Utility Practice and any Applicable Law and (ii) complete any and all such modifications and/or replacements consistent with all applicable reliability and safety standards established by Good Utility Practice and Applicable Law.

4.2. Licenses and Permits. Lessee shall obtain and maintain any and all licenses, permits and other governmental and third-party consents and approvals required by Applicable Law in order to carry out its obligations under this Agreement.

4.3. Property Taxes and Other Assessments and Fees. Lessee shall bear (or collect from its customers, as applicable) and timely pay all ad valorem or property taxes, sales and use taxes, or other assessments, governmental charges or fees that shall or may during the Term (including, if applicable, any Extended Period of Operatorship) be imposed on, or arise in connection with, the ownership, lease, repair, maintenance and/or operation of the Permian Assets (including all Footprint Projects) (excluding any Lessor Taxes, “Lessee Taxes”); provided that such payment shall not be required with respect to any such tax, assessment, charge or fee to the extent the validity or amount thereof is being contested in good faith in accordance with Applicable Law (and in consultation with Lessor) by appropriate proceedings and Lessee sets aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP; provided further that Lessee shall not be obligated by reason of this Agreement to pay any income, franchise or similar taxes imposed upon Lessor, any consolidated, combined unitary or similar group that includes Lessor or any direct or indirect owner of an equity interest in Lessor, or any transfer, recordation, sales, use or similar taxes which arise in connection with Lessor’s acquisition of Footprint Projects, or the construction of Footprint Projects funded by Lessor (“Lessor Taxes”). For the avoidance of doubt, Lessee Taxes shall not include any amounts related to periods prior to the Original Lease Date. The Parties understand that Lessee collects certain Lessee Taxes from Lessee’s customers and remits such payments to the appropriate Regulatory Authority, and that nothing in this Section 4.3 is intended to impose liability on Lessee (instead of such customer) for the related tax liability beyond that imposed by Applicable Law with respect to such collection obligations. Upon the written request by Lessor, Lessee shall provide Lessor with evidence of the payment of any such Lessee Taxes, the failure of which to be paid would cause the imposition of a Lien upon the Permian Assets or any component thereof or interest therein. Lessee shall assume full responsibility for preparing and

PERMIAN LEASE AGREEMENT

furnishing to Lessor for execution all filings with any Regulatory Authority of or in the state and/or locality in which the Permian Assets are located in respect of any and all Lessee Taxes; except that, where required or permitted by Applicable Law, Lessee shall make such filings on behalf of Lessor in the name of Lessor or in Lessee’s own name. In each case in which Lessee furnishes a tax return or any other form to be executed by Lessor for filing with or delivery to any taxing authority, Lessee shall certify to Lessor that such document is in the proper form, is required to be filed under Applicable Law and does not impose any tax or other liability on Lessor or any of its affiliates which is not indemnified by Lessee. Lessee shall be permitted to contest, in its own name when permitted by Applicable Law but otherwise on behalf of Lessor, in good faith and upon consultation with Lessor, any taxes it is obligated to pay hereunder.

4.4. Requirements of Governmental Agencies and Regulatory Authorities. Lessee, at its expense, shall comply with all Applicable Laws, including all requirements of the Regulatory Authorities. Lessee shall have the right, in its reasonable discretion and at its cost and expense, to contest by appropriate legal or administrative proceedings the validity or applicability to the Permian Assets of any Applicable Law made or issued by any federal, state, county, local or other Regulatory Authority. Any such contest or proceeding shall be controlled and directed by Lessee. Lessee shall provide Lessor with written notice of the commencement of any such legal or administrative proceedings that relate to or are a Lessor Material Matter. Thereafter, if requested by Lessor, Lessee will update Lessor, at reasonable intervals, of the progress of any such proceedings that relate to or are a Lessor Material Matter.

4.5. Liens. Lessee shall keep the Permian Assets free and clear of all Liens other than Permitted Liens. If Lessee fails to promptly remove any Lien (other than Permitted Liens) that may be imposed on the Permian Assets, Lessor may, after providing notice to Lessee, take reasonable action to satisfy, defend, settle or otherwise remove the Lien at Lessee’s expense.

4.6. Hazardous Materials.

(a) Lessee shall operate and maintain the Permian Assets and conduct all of its other activities in respect thereof in compliance in all material respects with any Environmental Laws and other Applicable Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Materials. Lessee shall promptly notify Lessor of any such violation that is a Lessor Material Matter. To the extent Lessee becomes aware of any environmental, health, safety or security matter that requires a corrective action, Lessee shall (in consultation with Lessor, in the case of any Lessor Material Matter) undertake and complete such corrective action. Lessee shall have the obligation to report any such violations to the appropriate Regulatory Authorities in accordance with Applicable Law and, if practicable, shall give notice thereof to Lessor prior to making such report with respect to any Lessor Material Matter.

(b) Without limiting the generality of the foregoing, Lessee shall not (i) place or locate any underground tanks on the property underlying the Permian Assets (except in accordance with Good Utility Practice and in a manner that does not prevent Lessee from complying with its obligations pursuant to Section 6.2); (ii) generate, manufacture, transport, produce, use, treat, store, release, dispose of or otherwise deposit Hazardous Materials in or on the Permian Assets, the property underlying the Permian Assets or any portion thereof other than

PERMIAN LEASE AGREEMENT

as permitted by Environmental Laws that govern the same or are applicable thereto; (iii) permit any other substances, materials or conditions in, on or emanating from the Permian Assets, the property underlying the Permian Assets or any portion thereof which may support a claim or cause of action under any Applicable Law; or (iv) undertake any action that would reasonably be expected to cause an unauthorized release of Hazardous Materials at the property underlying the Permian Assets.

(c) Lessee shall periodically, at intervals determined in its reasonable discretion in accordance with Good Utility Practice or as required by Applicable Law, at Lessee’s expense, conduct inspections of all components of the Permian Assets to ensure compliance with Applicable Laws and with this Section 4.6, and, if requested by Lessor or as otherwise provided in Section 4.6(a), shall promptly notify Lessor of the results of any such inspections. Lessor may, at Lessor’s expense, conduct its own testing at times determined in its reasonable discretion, and after reasonable consultation with Lessee, to ensure Lessee’s compliance with Applicable Laws and with this Section 4.6; provided, however, that Lessor agrees to indemnify Lessee from and against any and all Claims suffered or incurred by Lessee and arising from Lessor’s testing in accordance with Section 12.2.

4.7. Indebtedness. Lessee shall not incur Indebtedness other than: (i) Indebtedness in an aggregate principal amount of up to the greater of (A) $5,000,000 and (B) an amount equal to one percent (1%) of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of Lessee, plus (y) the total amount of Leased Consolidated Net Plant of Lessee, in each case on a senior secured basis, (ii) Indebtedness in an aggregate principal amount of up to the greater of (A) $10,000,000 and (B) an amount equal to one-and-a-half percent (1.5%) of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of Lessee, plus (y) the total amount of Leased Consolidated Net Plant of Lessee, in each case on an unsecured subordinated basis on terms substantially similar to the terms set forth on Exhibit C and (iii) loans, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, made by InfraREIT Partners, LP or a subsidiary thereof to Lessee from time to time for the purpose of financing capital expenditures. For purposes of clauses (i) and (ii) of the preceding sentence, any Consolidated Qualified Lessees of Lessee will be treated as Lessee. In addition to the foregoing, Lessee shall cause its subsidiaries not to incur Indebtedness in an aggregate principal amount greater than the product of (x) Lessee’s aggregate Consolidated Net Plant multiplied by (y) the lesser of (A) the sum of Lessee’s then-current PUCT-regulated debt-to-equity ratio (expressed as a percentage) and five percent (5%) or (B) sixty-five percent (65%); provided, however, that such Indebtedness must be Non-Recourse Debt to Lessee. For purposes of this Section 4.7, Lessee’s Consolidated Net Plant will be derived from its most recently prepared consolidated balance sheet, prepared in accordance with GAAP but adjusted to reverse the effects of failed sale-leaseback accounting in a manner reasonably determined by Lessee in good faith. Without limiting the amount of Indebtedness permitted by the foregoing, Lessee may also incur Indebtedness (x) in the form of a pledge of equity interests in a subsidiary of Lessee as security for Non-Recourse Debt of such subsidiary and (y) in amounts otherwise permitted under the Debt Agreements.

PERMIAN LEASE AGREEMENT

4.8. Records. In addition to the records referred to in Section 3.4(b), Lessee shall maintain proper books of record and account in conformity with GAAP and all applicable Regulatory Authorities having legal or regulatory jurisdiction over Lessee. Additionally, Lessee shall maintain or cause to be maintained all logs, drawings, manuals, specifications and data and inspection, modification and maintenance records and other materials required to be maintained in respect of the Permian Assets by Applicable Laws or by Good Utility Practice. Lessee shall allow Lessor and its representatives to have reasonable access to, for at least five (5) years after the expiration of each Lease Year, the records referred to in this Section 4.8.

4.9. Surrender. Upon the expiration or earlier termination of this Agreement in accordance with its terms (but subject to Section 2.2 and the requirements of all Applicable Laws), and in a manner calculated to avoid any disruption of electrical service, Lessee shall, at its expense, vacate and surrender possession of the Permian Assets and all components thereof (other than in respect of Footprint Projects funded by Lessee as described in Section 10.3, and which are not purchased by Lessor) to Lessor, or to such other Person as Lessor may direct. At the time of such surrender, the Permian Assets shall be free and clear of Liens and other rights of third parties (other than Permitted Liens set forth in clauses (i), (v), (vi) or (vii) of the definition thereof), and shall be in the same condition as on the Original Operations Date, ordinary wear and tear and subsequent Footprint Projects excepted. At the time of such surrender, Lessee shall, at its expense, deliver or cause to be delivered to Lessor, or to such other Person as Lessor may direct, copies of all title documents, logs, drawings, manuals, specifications and data and inspection, modification and maintenance records, billing records, reports and other documents in respect of the Permian Assets which are necessary to determine the condition of the Permian Assets or for the continued maintenance, repair or general operation of the Permian Assets and are in Lessee’s possession or control at such time. In addition, Lessee shall cooperate with Lessor to identify any contractual arrangements to which Lessee is a party that relate to the Permian Assets, including any interconnection agreements, fiber sharing agreements or similar arrangements, and, at Lessor’s option and expense, shall use commercially reasonable efforts to transfer, to the extent permitted by Applicable Law, in whole or in part applicable to such Permian Assets, such agreements to Lessor or its designee. In connection with the surrender of the Permian Assets, Lessor shall pay to Lessee the aggregate purchase price for any Footprint Projects, equipment or other property purchased by Lessor in accordance with Section 2.3 or Section 10.5(b).

4.10. Cooperation; Transition Services.

(a) During the period (i) after notice of termination and prior to the termination of the Agreement or (ii) after Lessor has notified Lessee that Lessor is considering a sale, lease or financing involving the Permian Assets, with reasonable notice, Lessee will cooperate in all reasonable respects with the efforts of Lessor to sell, lease or finance the Permian Assets (or any component thereof) or any interest therein, including permitting prospective purchasers, lessees or financing sources to fully inspect the Permian Assets and any logs, drawings, manuals, specifications, data and maintenance records relating thereto; provided that such cooperation shall not unreasonably interfere with the normal operation of the Permian Assets or cause Lessee to incur any additional expenses other than as specifically provided herein; provided further that such cooperation shall not include requiring Lessee to terminate this Agreement, surrender any rights under this Agreement or otherwise modify this Agreement in any manner. All information obtained in connection with such inspection shall be subject to confidentiality requirements at least as restrictive as those contained in Section 13.3.

PERMIAN LEASE AGREEMENT

(b) Upon expiration or termination of this Agreement, Lessee shall continue to lease and operate the Permian Assets pursuant to the terms of Section 2.2, if required thereunder. During such period Lessee shall perform all duties and retain all obligations under this Agreement in all respects, as if the Agreement had not expired or been terminated, and will pay Extended Period Rent as and when due.

4.11. Lessee’s Authority; Enforceability. Lessee hereby represents and warrants as follows, as of the Effective Date:

(a) Lessee has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Lessee has taken all action necessary to execute and deliver this Agreement and to perform its obligations hereunder, and no other action or proceeding on the part of Lessee is necessary to authorize this Agreement.

(b) This Agreement constitutes the legally valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights generally and equitable principles.

4.12. Litigation. If Lessee becomes aware of any actions, claims or other legal or administrative proceedings that are pending, threatened or anticipated with respect to, or which could materially and adversely affect, the Permian Assets, Lessee shall promptly deliver notice thereof to Lessor.

4.13. Financing.

(a) Lessee acknowledges that Lessor has advised Lessee that Lessor has obtained financing secured by, among other things, the Permian Assets and this Agreement. In connection with such financing, Lessor made certain representations, warranties and covenants set forth in that certain (i) Amended and Restated Note Purchase Agreement entered into by Lessor and dated as of September 14, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “2009 Note Purchase Agreement”), a copy of which has been provided to and reviewed by Lessee; (ii) Amended and Restated Note Purchase Agreement entered into by Lessor and dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “2010 Note Purchase Agreement”), a copy of which has been provided to and reviewed by Lessee; (iii) Note Purchase Agreement entered into by Lessor dated as of December 3, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “2015 Note Purchase Agreement”), a copy of which has been provided to and reviewed by Lessee; (iv) Third Amended and Restated Credit Agreement entered into by Lessor and dated as of December 10, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “2014 Credit Agreement”), a copy of which has been provided to and reviewed by Lessee; (v) Amended and Restated Credit Agreement entered into by Lessor and dated as of December 3, 2015 (as amended, restated, amended and restated, supplemented or otherwise

PERMIAN LEASE AGREEMENT

modified from time to time, the “2015 Credit Agreement”), a copy of which has been provided to and reviewed by Lessee; and (vi) Term Loan Credit Agreement entered into by Lessor and dated as of June 5, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), a copy of which has been provided to and reviewed by Lessee.

(b) Lessee agrees with Lessor that, to the extent not otherwise covered by the terms of this Agreement, Lessee hereby makes on a continuous and ongoing basis the same representations and warranties to Lessor as Lessor makes to the Lender (as defined in the 2014 Credit Agreement) in Sections 6.3 (Disclosure), 6.5 (Financial Condition; Financial Instruments), 6.6 (Compliance with Laws, Other Instruments, Etc.), 6.7 (Governmental Authorizations, Etc.), 6.8 (Litigation; Observance of Agreements, Statutes and Orders), 6.9 (Taxes), 6.10 (Title to Property; Leases), 6.11 (Insurance), 6.12 (Licenses, Permits, Etc.; Material Project Documentation), 6.16 (Foreign Assets and Control Regulations, Etc.), 6.17 (Status under Certain Statutes), 6.18 (Environmental Matters), 6.19 (Force Majeure Events; Employees) and 6.20 (Collateral) of the 2014 Credit Agreement (or equivalent provisions), to the extent that such representations and warranties relate to (i) Lessee, whether in its capacity as Lessee or otherwise, including Lessee’s status or operations as a public utility, or (ii) Lessee’s ownership of the Permian Assets on or before the date hereof.

(c) Lessee agrees with Lessor that, to the extent not otherwise covered by the terms of this Agreement, Lessee hereby makes on a continuous and ongoing basis the same representations and warranties to Lessor as Lessor makes to the Lender (as defined in the Term Loan Agreement) in Sections 6.3 (Disclosure), 6.5 (Financial Condition; Financial Instruments), 6.6 (Compliance with Laws, Other Instruments, Etc.), 6.7 (Governmental Authorizations, Etc.), 6.8 (Litigation; Observance of Agreements, Statutes and Orders), 6.9 (Taxes), 6.10 (Title to Property; Leases), 6.11 (Insurance), 6.12 (Licenses, Permits, Etc.; Material Project Documentation), 6.16 (Foreign Assets and Control Regulations, Etc.), 6.17 (Status under Certain Statutes), 6.18 (Environmental Matters), 6.19 (Force Majeure Events; Employees) and 6.20 (Collateral) of the Term Loan Agreement (or equivalent provisions), to the extent that such representations and warranties relate to (i) Lessee, whether in its capacity as Lessee or otherwise, including Lessee’s status or operations as a public utility, or (ii) Lessee’s ownership of the Permian Assets on or before the date hereof.

(d) Lessee covenants and agrees with Lessor that:

(i) during the term of the 2009 Note Purchase Agreement, Lessee will comply with the covenants set forth in Sections 9.08 (Material Project Documents), 10.04 (Terrorism Sanctions Regulations), 10.10 (Sale of Assets, Etc.), 10.11 (Sale or Discount of Receivables), 10.12 (Amendments to Organizational Documents), 10.16 (Project Documents) and 10.17 (Regulation) of the 2009 Note Purchase Agreement;

(ii) during the term of the 2010 Note Purchase Agreement, Lessee will comply with the covenants set forth in Sections 9.8 (Material Project Documents), 10.4 (Terrorism Sanctions Regulations), 10.10 (Sale of Assets, Etc.), 10.11 (Sale or Discount of Receivables), 10.12 (Amendments to Organizational Documents), 10.16 (Project Documents) and 10.17 (Regulation) of the 2010 Note Purchase Agreement;

PERMIAN LEASE AGREEMENT

(iii) during the term of the 2015 Note Purchase Agreement, Lessee will comply with the covenants set forth in Sections 9.8 (Material Project Documents), 10.4 (Terrorism Sanctions Regulations), 10.6 (Sale of Assets, Etc.), 10.9 (Regulation), 10.10 (Amendments to Organizational Documents) and 10.11 (Project Documents) of the 2015 Note Purchase Agreement;

(iv) during the term of the 2014 Credit Agreement, Lessee will comply with the covenants set forth in Sections 7.10 (Material Project Documents), 8.4 (Terrorism Sanctions Regulations), 8.10 (Sale of Assets, Etc.), 8.11 (Sale or Discount of Receivables), 8.12 (Amendments to Organizational Documents), 8.16 (Material Projects Documents) and 8.17 (Regulation) of the 2014 Credit Agreement (or equivalent provisions);

(v) during the term of the 2015 Credit Agreement, Lessee will comply with the covenants set forth in Sections 6.10 (Material Project Documents), 7.4 (Terrorism Sanctions Regulations), 7.10 (Sale of Assets, Etc.), 7.11 (Sale or Discount of Receivables), 7.12 (Amendments to Organizational Documents), 7.16 (Project Documents) and 7.17 (Regulation) of the 2015 Credit Agreement (or equivalent provisions); and

(vi) during the term of the Term Loan Agreement, Lessee will comply with the covenants set forth in Sections 7.10 (Material Project Documents), 8.4 (Terrorism Sanctions Regulations), 8.10 (Sale of Assets, Etc.), 8.11 (Sale or Discount of Receivables), 8.12 (Amendments to Organizational Documents), 8.16 (Material Projects Documents) and 8.17 (Regulation) of the Term Loan Agreement (or equivalent provisions);

in each case to the extent that such covenants relate to (x) Lessee, whether in its capacity as Lessee or otherwise, including Lessee’s status or operations as a public utility, or (y) Lessee’s ownership of the Permian Assets on or before the date hereof.

(e) Lessee may not lease, or agree or otherwise commit to lease, any transmission or distribution facilities other than pursuant to a Lease. Further, Lessee shall not permit Persons other than Hunt Family Members to acquire any interest in Lessee, directly or indirectly, in a manner that would result in a Change of Control of Lessee.

(f) The Parties agree to amend, alter or supplement this Section 4.13, Section 6.2 or Exhibit D hereto from time to time, including through the delivery of a representation letter from Lessee or other form to which the Parties may agree, to give effect to the obligations under Lessor’s then-current Debt Agreements, including the credit arrangements of any successor to Lessor’s interest in this Agreement. Provided that the obligations or restrictions on Lessee are not materially increased from those provided for by Lessor’s then-current credit arrangements, such an amendment to this Agreement shall become automatically effective upon the delivery by Lessor to Lessee of a revised version of Section 4.13 and copies of the pertinent portions of the applicable Debt Agreements referenced therein.

PERMIAN LEASE AGREEMENT

ARTICLE V

LESSOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1. Lessor’s Authority. Lessor hereby represents and warrants as follows, as of the Effective Date:

(a) Lessor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Lessor has taken all action necessary to execute and deliver this Agreement and to perform its obligations hereunder, and no other action or proceeding on the part of Lessor is necessary to authorize this Agreement.

(b) This Agreement constitutes the legally valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights generally and equitable principles.

5.2. Liens and Tenants.

(a) Lessor hereby represents and warrants, as of the Effective Date, that:

(i) Lessor has good and valid title to, or valid leasehold and easement interests in, or other valid rights to use and occupy the Permian Assets; there are no unrecorded Liens (except for Permitted Liens or as disclosed to Lessee in writing or as arise by operation of Applicable Law) arising as a result of any acts or omissions to act of Lessor by, through or under Lessor covering Lessor’s right, title or interest in the Permian Assets other than any such of the foregoing that does not materially impair Lessee’s use of the Permian Assets; and, to Lessor’s knowledge, there exist no rights or interests of any third party relating to the Permian Assets that are not contemplated herein; and

(ii) except for Permitted Liens or as may be disclosed in the applicable real property records in the State of Texas, or as disclosed by Lessor in writing to Lessee, there are no Liens encumbering all or any portion of the Permian Assets;

provided that Lessor’s representations and warranties in this Section 5.2(a) shall not be deemed to relate to any inaccuracy of such representations and warranties arising as a result of any acts or omissions to act of Lessee, its personnel or contractors in carrying out Lessee’s obligations as the operator and lessee of the Permian Assets whether under this Agreement or any other similar agreement between Lessee or its affiliates on the one hand and Lessor or its affiliates on the other.

(b) Lessor shall fully cooperate and assist Lessee, at no out-of-pocket expense to Lessor, in efforts to obtain a subordination and non-disturbance agreement from each party that holds a Lien that might reasonably be expected to interfere in any material respect with Lessee’s

PERMIAN LEASE AGREEMENT

rights under this Agreement. Notwithstanding the foregoing, Lessor and its affiliates shall have the right to incur Permitted Liens encumbering the Permian Assets or any component thereof solely for the benefit of Lessor in connection with any existing or future financing or refinancing pursuant to which the Permian Assets (or any component thereof) is pledged as collateral and Lessee agrees to enter into such acknowledgments and agreements in respect thereof with the lenders, or a trustee or agent for the lenders, as Lessor may reasonably request.

5.3. Condition of Assets. Lessor hereby represents and warrants, as of the Effective Date, that Lessor has not taken any action or failed to take any action that would cause the Permian Assets not to be in good operating condition and repair, ordinary wear and tear excepted, or adequate for the uses to which it is being put.

5.4. Requirements of Governmental Agencies. Lessor shall, at Lessee’s cost and expense, assist and fully cooperate with Lessee in complying with or obtaining any material land use permits and approvals, building permits, environmental impact reviews or any other approvals reasonably required for the maintenance or operation of the Permian Assets, including execution of applications for such approvals, and including participating in any appeals or regulatory proceedings respecting the Permian Assets, if requested by Lessee.

5.5. Hazardous Materials. Lessor shall conduct its activities in respect of the Permian Assets in compliance in all material respects with applicable Environmental Laws.

5.6. Litigation. If Lessor becomes aware of any actions, claims or other legal or administrative proceedings that are pending, threatened or anticipated with respect to, or which could materially and adversely affect, the Permian Assets, Lessor shall promptly deliver notice thereof to Lessee.

5.7. Records. Lessor shall maintain proper books of record and accounts in conformity with GAAP and in order to produce appropriate records for all applicable Regulatory Authorities and each other governmental agency or authority having legal or regulatory jurisdiction over Lessor.

5.8. Limitation. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE V, LESSOR (A) MAKES NO, AND EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO THE PERMIAN ASSETS OR ANY PORTION THEREOF, (II) ANY ESTIMATES OF THE VALUE OF THE PERMIAN ASSETS OR FUTURE REVENUES THAT MIGHT BE GENERATED BY THE PERMIAN ASSETS, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PERMIAN ASSETS, (IV) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO LESSEE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF

PERMIAN LEASE AGREEMENT

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY PORTION OF THE PERMIAN ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT THE PERMIAN ASSETS ARE BEING LEASED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT LESSEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS LESSEE DEEMS APPROPRIATE.

ARTICLE VI

LOSS AND DAMAGE; INSURANCE

6.1. Loss and Damage to the Permian Assets.

(a) In the event of any damage or loss to any component of the Permian Assets, Lessee shall promptly repair or replace such component to the standards required by Section 4.1 (regardless of whether such repair or replacement constitutes a Repair or a Footprint Project). Notwithstanding anything to the contrary contained in this Agreement, any such repaired or replaced component will immediately become part of the Permian Assets owned by Lessor and the cost of any repair or replacement shall be borne as described in Sections 6.1(b)-(d) below.

(b) If such repair or replacement constitutes a Repair, the cost of repairing or replacing such damage or loss, whether actually covered in whole or in part by insurance, shall be the responsibility of Lessee. In such circumstance, unless otherwise agreed by the Parties, (i) if the damage or loss is covered by insurance, Lessee shall be responsible for payment of any deductible, and (ii) any damage or loss not covered by insurance (exclusive of any deductible) shall be the responsibility of Lessee. If the sum of such deductible and insurance proceeds exceeds the cost of such Repair, then Lessee will retain such excess.

(c) If such repair or replacement constitutes a Footprint Project, then, as long as the related costs have been included in a CapEx Budget, the cost of repairing or replacing such damage or loss, whether actually covered in whole or in part by insurance, shall be the responsibility of Lessor. In such circumstance, unless otherwise agreed by the Parties, (i) if the damage or loss is covered by insurance, Lessor shall be responsible for payment of any deductible, and (ii) any damage or loss not covered by insurance (exclusive of any deductible) shall be the responsibility of Lessor. If the sum of such deductible and insurance proceeds exceeds the cost of such Footprint Project, then such excess will first reduce Lessor’s obligation to fund the deductible hereunder, and any excess thereafter will be retained by Lessor. If such repair or replacement constitutes a Footprint Project that is not included in a CapEx Budget, then the provisions of Article X shall apply, provided that (x) if the Lessor-funded Capital Expenditures for such Footprint Project are expected to exceed $15 million (after the application of any insurance proceeds, if applicable), Lessee shall revise the CapEx Budget in accordance with Section 10.1(a) to include such Footprint Project and (y) if the Lessor-funded Capital Expenditures for such Footprint Project are not expected to exceed $15 million (after the application of any insurance proceeds, if applicable), the then-current CapEx Budget shall be deemed to include such Footprint Project.

PERMIAN LEASE AGREEMENT

(d) Lessee shall be solely responsible for all costs of repairing or replacing any damaged property and equipment that is not part of the Permian Assets and is owned by Lessee, whether covered by Lessee’s insurance under Section 6.2 or otherwise. Nothing in this provision shall preclude Lessee from seeking recovery of such costs in a rate proceeding at the PUCT.

(e) If Lessor funds Lessee’s Personal Property pursuant to Section 10.1(b) of this Agreement, then all such funded Personal Property will be treated as a Footprint Project, and not a Repair, for purposes of this Section 6.1.

6.2. Insurance. Lessee will maintain, with financially sound and reputable insurers, insurance with respect to its business and properties and the Permian Assets against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, but in no event less than the insurance set forth in this Section 6.2 and Exhibit D.

(a) Lessee shall procure at its own expense and maintain in full force and effect at all times throughout the Term (including, if applicable, any Extended Period of Operatorship) insurance policies with insurance companies rated A–, 8 or higher by A.M. Best or acceptable to Lessor if not so rated, and authorized to do business in the State of Texas.

(b) Lessor may at any time amend the requirements and approved insurance companies described in this Section 6.2 or Exhibit D due to (i) new information not previously known by Lessor prior to the date of this Agreement or (ii) changed circumstances after the date of this Agreement, which in the reasonable judgment of Lessor either renders a required coverage to be materially inadequate or materially reduces the financial ability of the approved insurance companies to pay claims.

(c) On the first Business Day of each year, and promptly at such other times as Lessor may reasonably request, Lessee shall furnish Lessor with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 6.2 and Exhibit D. Upon request, Lessee will promptly furnish Lessor with copies of all insurance certificates, binders, and cover notes or other evidence of such insurance relating to the Permian Assets.

(d) Concurrently with the furnishing of the certification referred to in Section 6.2(c) and on an annual basis thereafter, Lessee shall furnish Lessor with a certificate, signed by an officer of Lessee, stating that all premiums then due have been paid and that the insurance then carried or to be renewed is in accordance with the terms of this Section 6.2 and Exhibit D.

PERMIAN LEASE AGREEMENT

(e) In the event Lessee fails to take out or maintain the full insurance coverage required by this Section 6.2 and Exhibit D, Lessor, upon thirty (30) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to Lessee of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by Lessor shall become an additional obligation of Lessee to Lessor, and Lessee shall forthwith pay such amounts to Lessor.

(f) No provision of this Section 6.2 or Exhibit D or any other provision of this Agreement shall impose on Lessor any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Lessee (nor shall any action taken, or not taken, by Lessor to verify the existence or adequacy of the insurance coverage maintained by Lessee affect the obligations of Lessee pursuant to this Section 6.2), nor shall Lessor be responsible for any representations or warranties made by or on behalf of Lessee to any insurance company or underwriter.

ARTICLE VII

REPORTING

7.1. Financing Arrangements.

(a) Lessee understands that Lessor, or an affiliate thereof, has raised equity and/or debt capital that may be secured by the Permian Assets and this Agreement and that Lessor or its affiliates have reporting obligations in connection with such arrangements, including obligations to provide financial statements prepared in accordance with GAAP, to prepare an annual strategic plan and to update such annual strategic plan in the event of certain material deviations therefrom. Lessee understands that Lessor relies on Lessee in order to comply with such obligations. From time to time, Lessor or an affiliate thereof may enter into additional arrangements that impose similar obligations.

(b) Accordingly, Lessee agrees to provide Lessor in a timely manner:

(i) audited year-end financial statements and quarterly unaudited financial statements for the first three quarters of each year; and

(ii) such acknowledgements, certificates, permits, licenses, instruments, documents and other information as Lessor may reasonably request from time to time in connection with, or to enable Lessor and its affiliates to comply with, any such debt or equity financing arrangements or with Applicable Law.

The Parties will negotiate in good faith the time frames during which Lessee will provide such information, with the intention that Lessee provide such information in a manner that is not unduly burdensome to Lessee but that also allows Lessor sufficient time to comply with its reporting obligations.

(c) Lessee agrees that the unaudited interim financial statements provided pursuant to this Section 7.1 will be SAS 100 reviewed, and Lessee agrees to use commercially reasonable efforts to cause its auditors to consent to the inclusion of their opinion regarding Lessee’s

PERMIAN LEASE AGREEMENT

financial statements in filings to be made by Lessor or an affiliate of Lessor with the SEC (collectively, the “SEC Reporting Requirements”). Lessor may also request that Lessee provide evidence of a SAS 100 review from Lessee’s auditors with respect to any unaudited interim financial statements included in any such filing. In addition to including Lessee’s financial statements in the SEC filings of Lessor or an affiliate thereof, Lessor shall have the right to share any such financial statements with any party entitled to review such financial statements pursuant to the terms of any Debt Agreement.

(d) Lessee represents, warrants and covenants that (i) the financial statements provided pursuant to this Section 7.1 will fairly present in all material respects the financial condition, results of operations and cash flows of Lessee as of, and for, the periods presented, and (ii) Lessee will endeavor to cause such financial statements to comply with any Applicable Laws that Lessee and Lessor conclude in good faith are applicable to such financial statements by virtue of their inclusion in the securities law filings of Lessor or an affiliate of Lessor.

(e) Lessee agrees that, in connection with any underwritten offering of the securities of Lessor or any affiliate thereof, Lessee will use commercially reasonable efforts to cause its auditors, at Lessor’s cost, to provide one or more comfort letters (or its equivalent) to such underwriters, if requested by Lessor.

(f) Lessee will also cooperate with Lessor to enable Lessor to satisfy its obligations in respect of annual strategic plans, including providing Lessor with requested information in advance of the due date of such annual strategic plan and keeping Lessor apprised of deviations in capital expenditures, construction activity or revenues of Lessee from amounts that were originally provided by Lessee in preparing such annual strategic plan.

(g) Lessee shall, at the earliest practicable time, advise Lessor if Lessee will be unable to meet the reporting requirements set forth herein in a timely manner and to reasonably cooperate with Lessor to remedy the effects of such non-compliance.

7.2. Public Company and Regulatory Information and Cooperation.

(a) Lessee agrees to cooperate with Lessor when Lessor or an affiliate provides estimates to analysts or investors regarding Lessor’s expectations of its future operating results (including capital expenditures) and to cooperate with Lessor with respect to analysts and investors to the extent such expectations change in any material respect.

(b) To the extent that either Party requires information from the other Party in order to (i) prepare its financial statements, (ii) obtain audits of those financial statements and, if required, of its internal control over financial reporting, (iii) respond to comments of the SEC on such financial statements or statements related to internal control over financial reporting or disclosure controls and procedures, or (iv) ensure the efficacy of its internal controls or disclosure controls and procedures, the Parties agree to reasonably cooperate in order to ensure that each Party is able to meet its obligations in respect thereof.

PERMIAN LEASE AGREEMENT

(c) Lessee agrees to promptly notify Lessor of or provide to Lessor, as applicable, (i) any material communication, written or otherwise, submitted to Lessee by its auditors, including an audit response letter, accountant’s management letter or other written report submitted to Lessee by its accountants or any Regulatory Authority in connection with an annual or interim audit of Lessee’s books, (ii) any material correspondence with, reports of or reports to any Regulatory Authority with respect to the Permian Assets and (iii) any notices of violations of Applicable Law with respect to the Permian Assets, in each case taking into account InfraREIT’s or any of Lessor’s other affiliates’ reporting obligations with the SEC.

(d) Lessor agrees to inform Lessee of the time periods in which each of the items identified in this Section 7.2 will be required by providing written notice thereof to Lessee. Lessee shall, at the earliest practicable time, advise Lessor if Lessee will be unable to meet the reporting requirements set forth herein in a timely manner and reasonably cooperate with Lessor to remedy the effects of such non-compliance.

(e) If Lessor identifies additional matters with respect to which Lessee’s input, assistance or information is required in order for Lessor and its affiliates to comply with any applicable securities laws, the rules or regulations of any exchange on which the securities of Lessor or any such affiliate are listed for or admitted to trading or any similar laws, rules or regulations, the Parties agree to cooperate and negotiate in good faith in order to determine the manner in which Lessee can provide such input, assistance or information in a manner that positions Lessor and its affiliates to comply in a timely manner with such laws, rules or regulations as efficiently as is feasible so as to minimize the burden that the provision of such input, assistance or information imposes on Lessee.

7.3. Mutual Obligations. Each Party shall as promptly as reasonably practicable furnish or cause to be furnished to the other Party, upon request from such Party, such information as may be required to enable such Party to file any reports required to be filed with any governmental or Regulatory Authority due to such Party’s ownership interest in or operation and control of the Permian Assets, as applicable.

ARTICLE VIII

ASSIGNMENT

8.1. Assignment by Lessee. This Agreement shall not be assignable by Lessee, nor shall the Permian Assets or any part thereof be subleased by Lessee (except in a manner consistent with Section 1.2(b)), except with the prior written consent of Lessor and the prior approval of any Regulatory Authority whose approval is required for the effectiveness of such assignment or sublease. For purposes of this Section 8.1, an assignment by Lessee shall mean and include, in addition to any direct transfer by Lessee to a third party of all or any part of Lessee’s rights, estate or interests under this Agreement, any direct or indirect, voluntary or involuntary transfer of or encumbrance on all or any part of Lessee’s rights, estate or interests under this Agreement (a) by operation of Applicable Law and/or (b) by direct or collateral transfer of all or any part of the legal or beneficial ownership interest in Lessee by merger, consolidation or otherwise; provided that, in the case of clause (b), any such transaction or transactions will only constitute an assignment hereunder to the extent they result (whether in one or a series of transactions) in a Change of Control.

PERMIAN LEASE AGREEMENT

8.2. Assignment by Lessor. This Agreement shall not be assignable by Lessor except with the prior written consent of Lessee and the prior approval of any Regulatory Authority whose approval is required for the effectiveness of such assignment. Notwithstanding the foregoing, Lessor shall have the right, without Lessee’s consent but subject to obtaining regulatory approval as described in the foregoing sentence, (a) to assign, pledge or grant a security interest in any or all of its interest in the Agreement to a lender or lenders, or a trustee acting on behalf of such lenders, in connection with a financing or refinancing in which such interest is pledged as collateral, and Lessee agrees to enter into such acknowledgments and agreements in respect thereof as Lessor may reasonably request and (b) to assign its interest in this Agreement to a successor owner of the Permian Assets. Notwithstanding anything to the contrary contained herein, except as required by the PUCT or other Regulatory Authorities or as otherwise agreed by Lessee, Lessee’s rights under this Agreement (including Lessee’s rights to operate the Permian Assets) will survive any sale or transfer of the Permian Assets by Lessor.

ARTICLE IX

DEFAULT

9.1. Lessee Default.

(a) Subject to Section 9.3, Lessee shall be in default in the event of any of the following:

(i) Except as provided in Section 9.1(b), Lessee’s failure to make any payment of Rent when due;

(ii) Lessee (A) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (B) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (C) makes an assignment for the benefit of its creditors, (D) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (E) is adjudicated as insolvent or to be liquidated, or (F) takes any action for the purpose of any of the foregoing;

(iii) A court or a Regulatory Authority of competent jurisdiction enters an order appointing, without consent by Lessee, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Lessee or any such petition shall be filed against Lessee and such petition shall not be dismissed within ninety (90) days;

PERMIAN LEASE AGREEMENT

(iv) Any representation or warranty made by Lessee herein shall prove to have been inaccurate in any material respect at the time made (unless any representation or warranty is already qualified by materiality or a similar qualification, in which case such representation or warranty shall be accurate in all respects);

(v) A final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against Lessee and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or

(vi) Lessee shall have breached or failed to comply in any material respect with any other covenant or agreement contained herein (unless any covenant or agreement is already qualified by materiality or a similar qualification, in which case such covenant or agreement shall have been complied with in all respects).

(b) Notwithstanding Section 9.1(a)(i), Lessee’s failure to pay Rent when due shall not constitute an Event of Default if (i) such failure is due to unforeseeable circumstances arising from a physical event beyond the control of Lessee, including the incurrence of costs and expenditures as a result of such an event that are materially in excess of budgeted costs and expenditures or an unforeseen material decline in electricity usage as a result of such event and (ii) such failure is cured within ninety (90) days after the date such Rent was due through Lessee’s payment of the entire amount of such unpaid Rent, plus interest thereon at a rate equal to six percent (6%) per annum or the maximum rate allowed by Applicable Law, whichever is lesser, from the date such Rent was originally due until the date of payment.

9.2. Lessor Default. Subject to Section 9.3, Lessor shall be in default in the event any representation or warranty made by Lessor herein shall prove to have been inaccurate in any material respect at the time made, or in the event Lessor breaches or fails to comply in any material respect with any covenant or agreement contained herein (unless any representation, warranty, covenant or agreement is already qualified by materiality or a similar qualification, in which case (a) such representation or warranty shall be accurate in all respects and (b) such covenant or agreement shall have been complied with in all respects).

9.3. Right to Cure. If a Party (the “Defaulting Party”) defaults pursuant to an Event of Default, such Defaulting Party shall not be in default of the terms of this Agreement if (other than in the event of a default described in Sections 9.1(a)(i), 9.1(a)(ii) and/or 9.1(a)(iii) above, none of which will be subject to a notice and cure period as provided below), (a) in the case of a Monetary Default (other than a Rent payment default pursuant to Section 9.1(a)(i), which shall not be subject to a notice and cure period except as set forth in Section 9.1(b)), the Defaulting Party pays the past due amount within thirty (30) days of receiving a Notice of Default from the other Party (the “Non-Defaulting Party”), and (b) in the case of a Non-Monetary Default, the Event of Default is cured within forty-five (45) days of receiving the Notice of Default; provided that, if the nature of the Non-Monetary Default requires, in the exercise of commercially reasonable diligence, more than forty-five (45) days to cure, then the Defaulting Party shall not be in default as long as it commences performance of the cure within forty-five (45) days of receiving the Notice of Default and thereafter completes such cure with commercially reasonable diligence within ninety (90) days of receiving such Notice of Default.

PERMIAN LEASE AGREEMENT

9.4. Remedies.

(a) Should an Event of Default remain uncured by the Defaulting Party, the Non-Defaulting Party shall have and shall be entitled to exercise the remedies provided in this Section 9.4 and any and all other remedies available to it at law or in equity, all of which remedies shall be cumulative; provided that the exercise of any remedies hereunder shall be subject to PUCT and other required regulatory approvals to the extent applicable and the provisions of Section 2.2.

(b) In no way limiting the provisions of Section 9.4(a), in the case of an Event of Default of Lessee, Lessor shall have the right to (i) terminate this Agreement upon notice to Lessee, and recover from Lessee all damages to which Lessor is entitled under Applicable Laws, (ii) terminate Lessee’s right to use and operate the Permian Assets (other than leasehold improvements pursuant to Section 10.3) while keeping this Agreement in effect, and recover from Lessee all damages to which Lessor is entitled under Applicable Laws, and (iii) take reasonable action to cure Lessee’s default at Lessee’s expense; provided that, in the event of a violation of Applicable Laws by Lessee, an emergency or government or regulatory action in respect of which Lessor, in its reasonable discretion, determines immediate action is necessary, Lessor shall have the right to step in and take such action on behalf of Lessee at Lessee’s cost and expense immediately upon giving notice to Lessee, notwithstanding any applicable cure period.

(c) Any amounts recovered by Lessor from Lessee in the case of an Event of Default shall, to the maximum extent permissible under Applicable Laws, be deemed to be in respect of past or future Rent owing under this Agreement.

ARTICLE X

CAPITAL EXPENDITURES

10.1. Capital Expenditures Generally.

(a) Lessee has provided to Lessor in the CapEx Budget the approximate amounts of Capital Expenditures that Lessee expects will be needed for purposes of funding Footprint Projects in each Lease Year through 2020. On or before October 15 of each calendar year, Lessee shall review and revise the CapEx Budget on a rolling three-year basis (which shall include, if applicable, any year in such three-year period following the end of the then-current Term and assume the renewal of this Agreement pursuant to Section 2.1), taking into account any changed circumstances that (i) make it no longer feasible to incur one or more of the costs reflected on the prevailing CapEx Budget, (ii) make it necessary to amend the nature or amounts reflected for a particular Footprint Project or (iii) dictate that additional Footprint Projects be added (such budget, as so updated and revised, is referred to herein as the “CapEx Budget”). Lessee agrees to revise the CapEx Budget to include any new Footprint Projects (A) required by Regulatory Authorities or (B) reasonably necessary to satisfy Lessee’s obligation as a regulated utility to serve its customers or to maintain the safety or reliability of the Permian Assets and the Stanton Transmission Loop Assets. Capital Expenditures included in a CapEx Budget will be included

PERMIAN LEASE AGREEMENT

based on the date such Capital Expenditures are to be incurred (notwithstanding that Incremental CapEx and Lessee CapEx are otherwise measured under this Agreement based on when the assets developed with such Capital Expenditures are placed in service, and not when they are incurred).

(b) If requested by Lessor, Lessee will also provide an estimate of any Capital Expenditures that Lessee expects for purposes of funding Personal Property related to the Permian Assets and the Stanton Transmission Loop Assets. If Lessor and Lessee agree, Lessor will fund such Capital Expenditures pursuant to this Agreement, through a loan or through a separate lease. Amounts Lessor provides pursuant to this Agreement to fund any such Personal Property will be treated in a manner similar to any amounts Lessor provides to fund Footprint Projects for purposes of Section 3.2 and elsewhere herein (i.e., amounts funded to be subject to Comparable Rate of Return). Lessee will cause any such Personal Property to be titled in Lessor’s name and will reasonably cooperate with Lessor in order to enable any secured lender of Lessor or any secured lender of an affiliate of Lessor to perfect its security interest in any such Personal Property. In the alternative, Lessor may elect to fund such Capital Expenditures through a TRS or to loan (or cause such TRS to loan) Lessee the cash to acquire any such Personal Property in a transaction in which Lessor or a TRS may retain a security interest in such Personal Property. In such case the Parties shall negotiate in good faith the terms under which Lessor or such TRS shall fund any such Personal Property, including the terms of any lease between Lessee and the TRS or other financing arrangements provided by Lessor or the TRS.

10.2. Capital Expenditures Funded by Lessor. Subject to Section 1.1(b), Lessor agrees to fund during the Term (including, if applicable, any Extended Period of Operatorship) any Footprint Projects contained in the CapEx Budget (as it may be revised from time to time). Lessor’s obligation to fund Footprint Projects pursuant to this Section 10.2 shall include any costs associated with such Footprint Projects that Lessee is not allowed to recover through its PUCT-approved rates. Any Footprint Projects funded by Lessor pursuant to this Section 10.2 shall be deemed to be part of the Permian Assets upon completion.

10.3. Capital Expenditures Funded by Lessee. Except as set forth in this Section 10.3, Lessee may not fund any Footprint Projects. In the event Lessor fails to fund any Footprint Projects, Lessee may at its sole discretion fund the needed capital expenditures (and Lessee shall be entitled to applicable damages, if any, as a result of funding any such Footprint Projects); provided that, in such circumstance, Lessee may fund Severable Footprint Projects without restriction under this Section 10.3 but may only fund Nonseverable Footprint Projects that are required in order to comply with Applicable Law or that are required by any Regulatory Authority. Subject to Section 10.5, any Footprint Projects funded by Lessee under this Section 10.3 shall not be considered part of the Permian Assets or the Stanton Transmission Loop Assets for purposes of this Agreement; provided, however, that any part of the Permian Assets and the Stanton Transmission Loop Assets that is built with CIAC funds shall be considered a leasehold improvement that is part of the Permian Assets and reverts to Lessor upon the expiration or termination of this Agreement without further payment from Lessor to Lessee under Section 2.3.

PERMIAN LEASE AGREEMENT

10.4. Footprint Project Construction Activities. Lessee will either use its personnel, or either Lessee or Lessor will contract with third parties, to construct Footprint Projects. Lessee shall be responsible for the oversight of such construction activities, regardless of whether the Footprint Project is funded by Lessor or Lessee. Lessee’s construction activities and oversight shall be intended to ensure that such construction is performed in a manner consistent with Good Utility Practice and Applicable Law and does not adversely affect the reliability and safety of the Permian Assets, the Stanton Transmission Loop Assets or the ERCOT electric grid. In connection therewith, Lessor will reimburse Lessee for all Project Management Costs that Lessee incurs in connection with constructing such Footprint Project, provided that any costs and expenses of Lessee under this Section 10.4 must be included in a CapEx Budget submitted by Lessee under Section 10.1 or approved by Lessor to qualify for reimbursement by Lessor hereunder.

10.5. Ownership of Footprint Projects.

(a) Each Footprint Project shall be owned by the Party that funded the Capital Expenditures used to construct such Footprint Project; provided, however, that any part of the Permian Assets or the Stanton Transmission Loop Assets that is built with CIAC funds shall be considered a leasehold improvement that is part of the Permian Assets and shall revert to Lessor upon the expiration or termination of this Agreement without further payment from Lessor to Lessee under Section 2.3.

(b) Upon the expiration or termination of this Agreement, Lessor shall have the right (but not the obligation) to purchase, or cause such other Person as Lessor may direct to purchase, subject to required regulatory approvals, any Nonseverable Footprint Projects or Severable Footprint Projects owned by Lessee at the greater of (i) net book value plus ten percent (10%) and (ii) the fair market value thereof as determined by mutual agreement of Lessor and Lessee. Lessee shall be entitled to remove any Severable Footprint Projects owned by Lessee upon the expiration or termination of this Agreement in the event such Severable Footprint Projects are not purchased by Lessor, subject to any required regulatory approvals.

10.6. Asset Acquisitions. Lessee and Lessor will cooperate in good faith to ensure that all Permian Assets (including Footprint Projects relating to the Stanton Transmission Loop Assets) are acquired in Lessor’s name or are acquired by Lessee and subsequently transferred to Lessor, subject to any necessary regulatory approvals. In connection therewith, Lessee agrees (a) to transfer to Lessor all previously acquired Permian Assets (including Footprint Projects relating to the Stanton Transmission Loop Assets), (b) that any future-acquired Permian Assets will be deemed automatically transferred to Lessor, (c) to take reasonable actions as are necessary and appropriate to document the transfer of any such Permian Assets (including Footprint Projects relating to the Stanton Transmission Loop Assets) to Lessor and, if applicable, to memorialize the security interest in such Permian Assets (including Footprint Projects relating to the Stanton Transmission Loop Assets) required to be granted pursuant to the terms of the Debt Agreements, including through the delivery and recordation of mortgages, deeds of trust or UCC financing statements, and (d) to take reasonable steps to record the transfer and such security interest in the records of the applicable county or other applicable locale in which the Permian Assets (including Footprint Projects relating to the Stanton Transmission Loop Assets) are located.

PERMIAN LEASE AGREEMENT

10.7. Reimbursements. From time to time, Lessee may enter into interconnect or similar agreements that obligate the counterparty to such agreements to reimburse Lessee for Capital Expenditures in certain circumstances. Such reimbursement obligation may, in some circumstances, be accompanied by additional security such as a parent guaranty or a letter of credit. If and to the extent that (a) Lessor funds Capital Expenditures that are used for the construction or development pursuant to any of these interconnect agreements, and (b) Lessee becomes entitled to assert any reimbursement or other rights pursuant to any such interconnect agreements, then, unless Lessor agrees otherwise, Lessee will enforce such reimbursement or other rights and will in turn promptly reimburse Lessor for the amount of related Capital Expenditures that Lessor has funded pursuant hereto. Lessee further agrees to reimburse Lessor for other Capital Expenditures that Lessor has funded pursuant to this Agreement to the extent required by the Policies and Procedures.

ARTICLE XI

REGULATORY COOPERATION

11.1. Jurisdiction. The Parties recognize that (a) the Permian Assets and the operation thereof are subject to the jurisdiction of the PUCT and to certain reliability and safety requirements of ERCOT, NERC and TRE, (b) Lessee holds CCNs for the operation of the Permian Assets (the “Operating CCNs”) and (c) Lessor holds a CCN for the ownership of the Permian Assets and leasing of those assets to Lessee (the “Ownership CCN” and, together with the Operating CCNs, the “Permian CCNs”). The Parties agree that, as the lessee hereunder, as operator of the Permian Assets and as the holder of the Operating CCNs, Lessee shall be responsible for compliance with all regulatory requirements related to the Permian Assets, including taking all actions reasonably necessary or advisable to comply with such requirements; preparing and filing all necessary notices, reports, applications, and other materials with the PUCT, ERCOT, TRE and NERC; and initiating, prosecuting, defending or participating in any administrative or judicial proceeding reasonably necessary or advisable to operate the Permian Assets in an economical and efficient manner. Lessee shall consult with Lessor prior to initiating any rate proceeding with the PUCT to change the rates Lessee can lawfully charge, provided that, with or without Lessor consent, Lessee shall be authorized to initiate any such rate proceeding. Upon Lessor’s request, Lessee shall file a rate proceeding before the PUCT; provided that Lessor shall be responsible for reimbursing Lessee for all costs associated with prosecution of such proceeding requested by Lessor to the extent that such costs are not recoverable in Lessee’s PUCT-approved rates.

11.2. Cooperation. The Parties agree that during the Term (including, if applicable, any Extended Period of Operatorship) they will cooperate to assure compliance with all Applicable Laws or other lawful requests of any Regulatory Authorities that relate to the Permian Assets and the Parties’ obligations under the Permian CCNs and will provide such information to such Regulatory Authorities as the other Party or such Regulatory Authorities may reasonably request in connection therewith. Lessor further agrees to use its best efforts to cooperate and promptly respond to any lawful requests from Lessee relating to Lessee’s efforts to comply with all regulatory requirements or to participate in any necessary or advisable legal proceedings, whether judicial or administrative. Except as otherwise provided in Section 11.1, each Party shall bear its own costs in complying with this paragraph.

PERMIAN LEASE AGREEMENT

ARTICLE XII

INDEMNITY

12.1. General Indemnity. EACH PARTY (THE “INDEMNIFYING PARTY”) SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY AND THE OTHER PARTY’S RELATED PERSONS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, LITIGATION, ACTIONS, PROCEEDINGS, INVESTIGATIONS, JUDGMENTS, LOSSES, DAMAGES, LIABILITIES, OBLIGATIONS, COSTS AND EXPENSES, INCLUDING ATTORNEYS’, INVESTIGATORS’ AND CONSULTING FEES, COURT COSTS AND LITIGATION EXPENSES (COLLECTIVELY, “CLAIMS”) SUFFERED OR INCURRED BY SUCH INDEMNIFIED PARTY, EVEN IF SUCH LIABILITIES ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, (A) ARISING FROM THE ACTS OR OMISSIONS TO ACT OF THE INDEMNIFYING PARTY, (B) ARISING, IN THE CASE OF LESSEE AS THE INDEMNIFYING PARTY, FROM THE OPERATION OF THE PERMIAN ASSETS, (C) FOR PHYSICAL DAMAGE TO THE PERMIAN ASSETS, TO THE EXTENT CAUSED BY THE INDEMNIFYING PARTY OR ANY RELATED PERSON THEREOF, (D) FOR PHYSICAL INJURIES OR DEATH (INCLUDING BY REASON OF USE, REPAIR, OPERATING OR MAINTAINING THE PERMIAN ASSETS) TO OR OF THE INDEMNIFIED PARTY OR THE PUBLIC, TO THE EXTENT CAUSED BY THE INDEMNIFYING PARTY OR ANY RELATED PERSON THEREOF, (E) FOR ANY BREACH OF ANY COVENANT OR ANY FAILURE TO BE TRUE OF ANY REPRESENTATION OR WARRANTY, MADE BY THE INDEMNIFYING PARTY UNDER THIS AGREEMENT OR (F) ARISING FROM THE NEGLIGENCE, RECKLESSNESS OR INTENTIONAL MISCONDUCT OF THE INDEMNIFYING PARTY OR ANY RELATED PERSON THEREOF; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE INDEMNIFYING PARTY BE RESPONSIBLE FOR DEFENDING, INDEMNIFYING OR HOLDING HARMLESS ANY INDEMNIFIED PARTY TO THE EXTENT OF ANY CLAIM CAUSED BY, ARISING FROM OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.

12.2. Environmental Indemnity.

(a) Without limiting the generality of Section 12.1, Lessee shall, to the fullest extent permitted by Applicable Law, defend, indemnify and hold harmless Lessor and Lessor’s Related Persons from Claims (including any costs and expenses of clean up or other investigation or corrective action) suffered or incurred by such Persons resulting from any of the following occurring from and after the Original Operations Date: (i) the presence or release of Hazardous Materials in, under or about the Permian Assets which are or were brought or permitted to be brought onto the Permian Assets by Lessee or Lessee’s Related Persons, (ii) creation of any hazardous or potentially hazardous environmental conditions or exacerbation of a pre-existing environmental condition, (iii) the violation or alleged violation of any Environmental Law by Lessee or Lessee’s Related Persons or (iv) any other failure to comply with Section 4.6 by Lessee or Lessee’s Related Persons.

PERMIAN LEASE AGREEMENT

(b) Without limiting the generality of Section 12.1, Lessor shall, to the fullest extent permitted by Applicable Law, defend, indemnify and hold harmless Lessee and Lessee’s Related Persons from Claims (including any costs and expenses of clean up or other investigation or corrective action) suffered or incurred by such Persons resulting from (i) the presence or release of any Hazardous Material or hazardous or potentially hazardous condition in, under or about the Permian Assets that was present in, under or about the Permian Assets as of the Original Operations Date (except to the extent such existing Hazardous Material or condition is exacerbated by Lessee or Lessee’s Related Persons), (ii) the presence or release of Hazardous Materials in, under or about the Permian Assets which are or were brought or permitted to be brought onto the Permian Assets by Lessor or Lessor’s Related Persons during construction of any improvement or addition to the Permian Assets, (iii) the violation or alleged violation of any Applicable Law by Lessor or Lessor’s Related Persons or (iv) testing conducted under Section 4.6 by Lessor or Lessor’s Related Persons.

12.3. Survival; Limitations.

(a) The indemnification obligations under this Article XII shall survive the expiration or earlier termination of this Agreement.

(b) Lessor’s and Lessee’s indemnification obligations contained in this Article XII shall be without duplication in the case of any Claim for which indemnification by such Party may be provided under this Agreement and a similar provision of any similar lease between Lessee or its affiliates on the one hand and Lessor or its affiliates on the other; provided that the foregoing shall not require Lessor or Lessee to seek recovery under such other lease in lieu of under this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1. Limitation of Damages. EXCEPT FOR DAMAGES PAID TO THIRD PARTIES TO WHICH AN INDEMNITY OR CONTRIBUTION OBLIGATION UNDER SECTION(S) 12.1 AND/OR 12.2 APPLIES, NEITHER PARTY SHALL BE LIABLE FOR ANY LOST OR PROSPECTIVE PROFITS, AND IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO, HOWSOEVER CAUSED. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 13.1 SHALL IN ANY MANNER LIMIT OR OTHERWISE RESTRICT (A) THE OBLIGATION OF LESSEE TO PAY RENT IN ACCORDANCE WITH ARTICLE III OR (B) A PARTY FROM COLLECTING ANY AMOUNT VALIDLY OWING UNDER AND CALCULATED IN ACCORDANCE WITH SECTIONS 6.1, 6.2, 9.4, 10.7, 13.2 AND 13.7.

13.2. Condemnation. In the case of a condemnation or taking of the Permian Assets, this Agreement shall continue in effect; provided that this Agreement shall terminate if assets constituting seventy-five percent (75%) or more of the Rate Base of the Permian Assets are

PERMIAN LEASE AGREEMENT

subject to the condemnation or taking. Lessor shall be entitled to all sums received by reason of any taking or condemnation, except for that portion of such award, if any, which is expressly awarded for Lessee’s leasehold interest under this Agreement or which is awarded for any property owned by Lessee (including any Footprint Projects funded by Lessee). Lessor shall have the right, in its sole discretion, to challenge any condemnation or taking of the Permian Assets by proper proceedings, and Lessee shall not institute any such challenge without the prior written consent of Lessor.

13.3. Confidentiality.

(a) The Parties each acknowledge and agree that, in connection with this Agreement, a Party and its employees or agents may, directly or indirectly, receive or be provided with certain information relating to the business and operations of the other Party and the other Party’s affiliates, including information relating to the technology, clients, customers, suppliers, vendors, employees, consultants, projects, financial information and status, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies, assets, collateral and reports of the other Party and the other Party’s affiliates (“Confidential Information”); provided, however, that Confidential Information shall not include information which has previously become publicly available through the actions of a Person not resulting from the violation of this Section 13.3. Each Party acknowledges that the other Party considers all such information valuable, confidential and proprietary. Therefore, each Party (the “Receiving Party”) expressly agrees, except as required by the PUCT or other Regulatory Authorities to be disclosed, or as otherwise required in accordance with applicable securities laws or tax laws or the rules of any applicable securities exchange on which securities of the Receiving Party (or an affiliate thereof) are traded, that:

(i) the Receiving Party, and its employees and agents, will not, without the express, written permission of the other Party (the “Disclosing Party”), use or disclose any Confidential Information of the Disclosing Party or its affiliates other than for the purpose of performing its duties and obligations under this Agreement, and any use or disclosure of Confidential Information shall be limited to the specific purposes for which the permission was given or for which the use or disclosure is necessary to perform duties and obligations under this Agreement;

(ii) the Receiving Party will take all steps reasonably necessary to protect the Confidential Information of the Disclosing Party and its affiliates, including, at a minimum, any such steps that the Receiving Party would take to protect its own Confidential Information; provided, however, that in no event will the Receiving Party exercise less than reasonable care to protect the Confidential Information;

(iii) the Receiving Party agrees to advise the Disclosing Party in writing of any misappropriation or misuse by any person of such Confidential Information of which the Receiving Party may become aware; and

PERMIAN LEASE AGREEMENT

(iv) the Receiving Party agrees to return the Confidential Information of the Disclosing Party and its affiliates to the Disclosing Party at the earlier of the Disclosing Party’s request for return of the Confidential Information or the expiration or termination of this Agreement. At the option of the Disclosing Party, the Receiving Party may instead destroy the Confidential Information, with the Receiving Party providing written certification of such destruction. The Receiving Party will not be obligated to return any of its own internally prepared documents, notes, copies or other associated materials containing any Confidential Information. However, the Receiving Party must, at the Disclosing Party’s request, collect and destroy such internally prepared documents, with the Receiving Party providing written certification of such destruction.

(b) Notwithstanding Section 13.3(a), the Receiving Party may disclose Confidential Information to any auditor or to the Receiving Party’s equity investors, lenders, attorneys, accountants and other personal advisors; any prospective purchaser of the Permian Assets or a direct or indirect owner thereof; or pursuant to lawful process, subpoena or court order; provided that the Receiving Party, in making such disclosure, advises the Person receiving the information of the confidentiality of the information and obtains the agreement of said Person not to disclose the information.

(c) Lessee acknowledges that (i) Lessor is indirectly owned, in part, by InfraREIT, (ii) InfraREIT is a publicly-traded company and (iii) as a result, information regarding Lessor and this Agreement may constitute material and, in some circumstances, non-public information with respect to InfraREIT within the meaning of U.S. securities laws. Lessee is aware that the U.S. securities laws prohibit any Person who has received from an issuer material non-public information from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

13.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Lessor and Lessee and, to the extent permitted in any assignment or other transfer under Article VIII, any permitted assignee, and their respective heirs, transferees, successors and assigns, and all persons claiming under them. References to Lessee in this Agreement shall be deemed to include assignees that hold a direct ownership interest in this Agreement and actually are exercising rights under this Agreement to the extent consistent with such interest.

13.5. Rent Obligations Not Excused by Force Majeure, Etc. Subject to Section 9.1(b), Lessee shall not be excused from its obligation to pay Rent during any Force Majeure Event or a condemnation or casualty of all or any part of the Permian Assets.

13.6. Further Assurances; Policies and Procedures.

(a) Each Party will, from time to time, execute, cause to be acknowledged and deliver such documents or instruments, and provide such certificates, as the other Party may reasonably request to carry out and fulfill the transactions, and permit the exercise and performance of the rights and obligations, as are contemplated hereunder. Each Party will cooperate with the other Party to effectuate fully the purposes and intent of this Agreement. In no way limiting the foregoing, the Parties shall cooperate to obtain any necessary regulatory approvals, including providing timely responses to discovery requests, participating in regulatory proceedings to the extent necessary and generally providing assistance as required.

PERMIAN LEASE AGREEMENT

(b) From time to time, the Parties shall agree to policies and procedures regarding matters arising under this Agreement including the treatment of Capital Expenditures for canceled Footprint Projects, each Party’s reporting obligations and such additional matters as the Parties may identify (the “Policies and Procedures”). The Parties agree to cooperate and negotiate in good faith the Policies and Procedures, and any amendment or revision thereto that may be reasonably requested by either Party, in each case taking into account InfraREIT’s reporting obligations as a public company, InfraREIT’s qualification as a REIT under the Code and Lessee’s obligations as a regulated utility, and to memorialize the same in a writing executed by a representative of each Party.

13.7. Arbitration. Except for a dispute regarding the payment of Undisputed Rent, any dispute under this Agreement shall, if not resolved by the Parties within ninety (90) days after notice of such dispute is served by one Party to the other (or, if different, the period provided for resolution by the Parties in the provision of this Agreement under which such dispute is brought), be submitted to an “Arbitration Panel” comprised of three (3) members. No more than one (1) panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition to the foregoing, the failure by Lessee and Lessor to reach an agreement or make a mutual determination or characterization required by Sections 2.2(b); 2.3; 3.1; 3.2; 3.3; 3.4(c); 10.5(b) or 13.6(b), in each case after sixty (60) days of negotiating in good faith, shall be deemed to be a “dispute” for purposes of this Section 13.7, to be resolved in accordance with this Section.

(a) The Arbitration Panel shall be selected as follows: Within five (5) Business Days after the expiration of the period referenced above, Lessee shall select its panel member meeting the criteria of the above paragraph (the “Lessee Panel Member”) and Lessor shall select its panel member meeting the criteria of the above paragraph (the “Lessor Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three (3) Business Days from such notice, then the other Party may select such panel member on such Party’s behalf. Within five (5) Business Days after the selection of the Lessor Panel Member and the Lessee Panel Member, the Lessee Panel Member and the Lessor Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the Lessor Panel Member and the Lessee Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Lessor Panel Member and Lessee Panel Member by either Lessor or Lessee, either Lessor or Lessee may request the managing officer of the American Arbitration Association to appoint the Third Panel Member.

(b) Within ten (10) Business Days after the selection of the Arbitration Panel, each Party shall submit to the Arbitration Panel a written statement identifying its summary of the issues and claims, including, if applicable, its calculation of Rent. Any Party may also request an evidentiary hearing on the merits in addition to the submission of written statements. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the

PERMIAN LEASE AGREEMENT

submission of such written statements of particulars, and (ii) the conclusion of any evidentiary hearing on the merits, and shall take into consideration the relative risks and rewards undertaken and capital invested by each Party and shall use the Comparable Rate of Return concept in determining any Rent disputes. The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to the Parties.

(c) The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in Dallas, Texas.

(d) The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and subject to the Texas General Arbitration Act to the extent such act is applicable hereto.

(e) In the case of an arbitration proceeding involving a determination of Rent, until Rent has been finally determined, Lessee shall pay Rent (including any Percentage Rent) based upon prevailing rates therefor, and an appropriate refund shall be made to or additional Rent shall be paid by Lessee within ten (10) days after a final determination is made.

(f) The Parties shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting the arbitration.

13.8. Notices. All notices or other communications required or permitted by this Agreement shall be in writing and may be personally served, sent via facsimile, sent via electronic mail or sent by United States mail or by commercial courier and shall be deemed to have been given when received at the address set forth below:

If to Lessor:

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: Chief Financial Officer

Email: CFO@huntutility.com

With a copy to:

Sharyland Distribution & Transmission Services, L.L.C.

c/o InfraREIT, Inc.

1900 North Akard Street

Dallas, Texas 75201

Attention: General Counsel

Email: Legal@huntutility.com

PERMIAN LEASE AGREEMENT

If to Lessee:

Sharyland Utilities, L.P.

1900 North Akard Street

Dallas, Texas 75201

Attention: Chief Financial Officer

Email: Greg.Wilks@sharyland.com

With a copy to:

Sharyland Utilities, L.P.

1900 North Akard Street

Dallas, Texas 75201

Attention: Associate General Counsel

Email: Kelly.Frazier@sharyland.com

Any Party may change its address for purposes of this paragraph by giving written notice of such change to the other Party in the manner provided in this Section 13.8.

13.9. Entire Agreement; Termination of Amended and Restated Lease; Amendments.

(a) This Agreement and the Policies and Procedures constitute the entire agreement between Lessor and Lessee respecting the subject matter hereof, and supersede any and all oral or written agreements. Any agreement, understanding or representation between Lessor and Lessee respecting the Permian Assets, or any other matter referenced herein not expressly set forth in this Agreement, in the Policies and Procedures or in a subsequent writing signed by both Parties is null and void.

(b) Subject to the remainder of this Section 13.9(b), the Amended and Restated Lease is hereby terminated as of the Effective Date. Notwithstanding the termination of the Amended and Restated Lease pursuant to this Section 13.9(b), the Parties agree and acknowledge that the provisions of the Amended and Restated Lease that are intended to survive the expiration or termination of the Amended and Restated Lease, including Section 3.2(c)(i), Section 3.9 and Article XII of the Amended and Restated Lease, shall remain in full force and effect. Without limiting the foregoing, the Parties agree, in accordance with Section 3.2(c)(i) of the Amended and Restated Lease, to conduct a Rent Validation (as defined in the Amended and Restated Lease) no later than March 15, 2018 with respect to the rent paid under the Amended and Restated Lease for 2017.

(c) This Agreement shall not be modified or amended except in a writing signed by both Parties. No purported modifications or amendments, including any oral agreement (even if supported by new consideration), course of conduct or absence of a response to a unilateral communication, shall be binding on either Party.

PERMIAN LEASE AGREEMENT

13.10. Legal Matters. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its conflicts of law principles. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved in favor of either Party shall not be employed in the interpretation of this Agreement and is hereby waived.

13.11. Partial Invalidity. Should any provision of this Agreement be held, in a final and unappealable decision by a court of competent jurisdiction, to be either invalid, void or unenforceable, the remaining provisions hereof shall remain in full force and effect, unimpaired by the holding.

13.12. Recording. Lessee shall not record this Agreement without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed. Lessee may record at its expense a memorandum of this Agreement in form and substance reasonably approved by Lessor. In such case, upon the expiration or termination of this Agreement, Lessee shall promptly record at its expense a memorandum of termination of this Agreement in form and substance reasonably approved by Lessor.

13.13. Intention of Parties; True Lease.

(a) The Parties hereby declare that their relationship in and to the Permian Lease Assets is and will be that of lessor and lessee, expressly subject to the terms, conditions, limitations and requirements set forth in this Agreement. Nothing contained in this Agreement will be deemed to constitute the Parties as partners or joint venturers or as principal and agent. The Parties intend for this Agreement to constitute a true lease with respect to the Permian Lease Assets for U.S. federal, state and local income tax purposes, and each Party shall treat, and shall cause its affiliates to treat, the Agreement as a true lease with respect to the Permian Lease Assets for U.S. federal, state and local income tax reporting purposes.

(b) The Parties acknowledge that Lessor is indirectly owned, in part, by InfraREIT, which qualifies as a REIT under the Code, and the Parties agree to negotiate in good faith any modification or amendment to this Agreement requested by Lessor to facilitate such qualification; provided that Lessee shall not be obligated to agree to any such modification or amendment if such modification or amendment would materially adversely affect Lessee or would be in conflict with Applicable Law. Notwithstanding anything to the contrary in this Agreement (including Section 13.3), Lessor may disclose to InfraREIT, and InfraREIT may disclose to any taxing authority, any information that Lessor or InfraREIT believes is relevant to supporting or maintaining InfraREIT’s qualification as a REIT.

13.14. Rules of Construction. As used herein, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and all pronouns shall include the masculine, feminine and neuter, whenever the context and facts require such construction. The headings, captions, titles and subtitles herein are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Except as otherwise indicated herein, all section, appendix, exhibit and schedule references in this Agreement shall be deemed to refer to the sections, appendices, exhibits and schedules of and to this Agreement, and the terms “herein,” “hereof,” “hereto,” “hereunder” and words of similar import refer to this Agreement as a whole rather than to the particular provision in which such term is used. Whenever the words

PERMIAN LEASE AGREEMENT

“including,” “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner as though the words “but [is] not limited to” immediately follow the same. The language in all parts of this Agreement shall in all cases be construed simply according to the fair meaning thereof and not strictly against the Party that drafted such language. Except as otherwise provided herein, references in this Agreement to any agreement, instrument or other document are to such agreement, instrument or other document as amended, modified or supplemented from time to time.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PERMIAN LEASE AGREEMENT

IN WITNESS WHEREOF, Lessor and Lessee, acting through their duly authorized representatives, have executed this Agreement with the intent that it be effective as of the Effective Date, and certify that they have read, understand and agree to the terms and conditions of this Agreement.

LESSOR:

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:	/s/ Brant Meleski
Name: Brant Meleski
Title: Chief Financial Officer

LESSEE:

SHARYLAND UTILITIES, L.P.

By:	/s/ Greg Wilks
Name: Greg Wilks
Title: Chief Financial Officer

Signature Page to Permian Lease Agreement

APPENDIX A

Definitions

“2009 Note Purchase Agreement” has the meaning set forth in Section 4.13(a).

“2010 Note Purchase Agreement” has the meaning set forth in Section 4.13(a).

“2014 Credit Agreement” has the meaning set forth in Section 4.13(a).

“2015 Credit Agreement” has the meaning set forth in Section 4.13(a).

“2015 Note Purchase Agreement” has the meaning set forth in Section 4.13(a).

“Additional Rent” has the meaning set forth in Section 3.5.

“AFUDC” means allowance for funds used during construction.

“Agreed-to-Discount” has the meaning set forth in the definition of Comparable Rate of Return.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Other Revenue” has the meaning set forth on Exhibit E.

“Amended and Restated Lease” has the meaning set forth in the Recitals.

“Annual Percentage Rent Breakpoint” means the dollar value of annual Gross Revenues that must be exceeded in a particular Lease Year before Percentage Rent is owed, as set forth on the then-effective Rent Supplement.

“Applicable Laws” means all laws, ordinances, statutes, orders and regulations of any federal, state, or local government, regulatory or administrative authority, any agency or commission thereof, or any court or tribunal or other requirements of the Regulatory Authorities, including Environmental Laws.

“Applicable Quarterly Breakpoint” means the product of (i) a fraction (x) the numerator of which is the number that corresponds to the applicable Lease Quarter (e.g., “1” for the first Lease Quarter of a Lease Year, “2” for the second Lease Quarter of a Lease Year, and so forth) and (y) the denominator of which is four (4) multiplied by (ii) the Annual Percentage Rent Breakpoint for such Lease Year. The Applicable Quarterly Breakpoint shall be adjusted pro rata for any partial Lease Quarters or partial Lease Years at the beginning and/or end of the Term.

“Arbitration Panel” has the meaning set forth in Section 13.7.

“Base Rent” means the amount of base rent owed during a Lease Month by Lessee to Lessor with respect to the Permian Assets, as set forth in the then-effective Rent Supplement. Base Rent shall be adjusted pro rata for any partial Lease Month(s) during the Term.

“Business Day” means a day other than a Saturday, Sunday or other day on which federal agencies are authorized or required by law to close.

“CapEx Budget” has the meaning set forth in Section 10.1(a).

“Capital Expenditures” means expenditures that are or are expected to be capitalized under GAAP.

“CCN” means a Certificate of Convenience and Necessity or amendment thereto issued by the PUCT.

“CFO Certificate” means a document signed by the Chief Financial Officer of Lessee and certifying to the accuracy and completeness of the statement of Gross Revenues and Percentage Rent payable hereunder.

“Change of Control” means Hunt Family Members cease to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of Lessee, whether through the ability to exercise voting power, by contract or otherwise.

“CIAC” means any contributions in aid of construction from current or prospective customers, plus any additional payments as a tax gross up for such contributions, with respect to which Lessee does not receive or anticipate receiving an increase in its regulatory rate base.

“Claims” has the meaning set forth in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Rate of Return,” with respect to any Capital Expenditure, means the pre-tax rate of return that Lessor should earn on such Capital Expenditure, which will be based generally on an Agreed-to-Discount from the rate of return that investor-owned public electric utility companies generally earn in the State of Texas. For the avoidance of doubt, the Parties will negotiate and agree on the Comparable Rate of Return applicable at the time of the negotiation. The “Agreed-to-Discount” will be based on the comparable discount the Parties negotiated and agreed to in the Effective Date Rent Supplement, as modified to take into account factors mutually determined by the Parties to be appropriate at the time of the negotiation, including (if justified) the creditworthiness of Lessee at such time.

“Confidential Information” has the meaning set forth in Section 13.3(a).

“Consolidated Net Plant” means, with respect to any Person, as of the date of determination, the net plant set forth on the face of the consolidated balance sheet of such Person or absent such amount on the consolidated balance sheet, the total plant of such Person on a consolidated basis minus accumulated depreciation as set forth in the footnotes of the consolidated financial statements, in each case, for the fiscal quarter ended on the date of the last financial statements delivered pursuant to Section 7.1 of the 2014 Credit Agreement.

“Consolidated Qualified Lessee” means any Qualified Lessee that is consolidated into the financial statements of another Qualified Lessee.

“CREZ Lease” means the Fourth Amended and Restated CREZ Lease Agreement between Lessor and Lessee effective as of November 9, 2017, as the same may be amended from time to time.

“Debt Agreements” means the 2009 Note Purchase Agreement, the 2010 Note Purchase Agreement, the 2015 Note Purchase Agreement, the 2014 Credit Agreement, the 2015 Credit Agreement, the Term Loan Agreement and any other financing arrangement or agreement pursuant to which Lessor incurs Indebtedness from time to time.

“Defaulting Party” has the meaning set forth in Section 9.3.

“Disclosing Party” has the meaning set forth in Section 13.3(a)(i).

“Effective Date” has the meaning set forth in the Preamble.

“Effective Date Rate Base” means the Rate Base of the Permian Assets as of the Effective Date.

“Effective Date Rent Supplement” has the meaning set forth in Section 3.2(a).

“Entity” means any Person, other than any natural person.

“Environmental Law” means any and all Legal Requirements regulating, relating to or imposing liability or standards of conduct concerning protection of natural resources or the environment, or environmental impacts on human health as now or may at any time hereafter be in effect.

“ERCOT” means the Electric Reliability Council of Texas, or its successors.

“ERCOT Transmission Lease” means the Lease Agreement (ERCOT Transmission Assets) between Lessor and Lessee effective as of December 1, 2014, as the same may be amended from time to time.

“ERCOT Transmission Revenues” has the meaning set forth on Exhibit E.

“Event of Default” means an event described in Section 9.1(a) or Section 9.2.

“Excess Percentage Rent” has the meaning set forth in Section 3.4(a).

“Exchange Transaction” means the transaction contemplated by the Agreement and Plan of Merger among Lessor, Lessee, Oncor and certain other parties thereto, pursuant to which, as of November 9, 2017, Lessor disposed of certain transmission and distribution assets that were subject to the Amended and Restated Lease and McAllen Lease and, in exchange therefor, acquired certain transmission assets and cash from Oncor.

“Expected Incremental CapEx” has the meaning set forth in Section 3.2(a).

“Extended Period of Operatorship” has the meaning set forth in Section 2.2(b).

“Extended Period Rent” means Rent that applies during any Extended Period of Operatorship beyond the Term, which will be negotiated using the Comparable Rate of Return methodology set forth in Article III.

“FERC” means the Federal Energy Regulatory Commission, or its successors.

“FERC Uniform System of Accounts” has the meaning set forth in Section 1.1(a)(vii).

“Footprint Projects” means T&D Projects that (i) are located in the Permian Service Territory, (ii) are added as part of an existing transmission substation that comprises a part of the Permian Assets or the Stanton Transmission Loop Assets or hang from transmission towers that comprise a part of the Permian Assets or the Stanton Transmission Loop Assets or (iii) constitute Reclassified Projects; provided that such T&D Projects are funded by expenditures that are or are expected to be capitalized under GAAP and are within the items described in Section 1.1(a)(i)-(vi) (specifically excluding Section 1.1(a)(vii)).

“Force Majeure Event” means fire, earthquake, hurricane, flood, or other casualty or accident; strikes or labor disputes; war, civil strife or other violence; any law, order, proclamation, regulation, ordinance, action, demand or requirement of any government agency or utility; or any other act or condition beyond the reasonable control of Lessee.

“GAAP” means generally accepted accounting principles in effect in the United States of America.

“Good Utility Practice” has the meaning defined from time to time by PUCT and, as of the Effective Date, means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the region.

“Gross Revenues” has the meaning set forth on Exhibit E.

“Hazardous Materials” means (i) any substance which is listed, defined, designated or classified under any Applicable Law as a (A) hazardous material, substance, constituent or waste, (B) toxic material, substance, constituent or waste, (C) radioactive material, substance, constituent or waste, (D) dangerous material, substance, constituent or waste, (E) pollutant, (F) contaminant, or (G) special waste; (ii) any material, substance, constituent or waste regulated under any Applicable Laws; or (iii) petroleum, petroleum products, radioactive matters, polychlorinated biphenyl, pesticides, asbestos or asbestos-containing materials.

“Hunt Family Members” means (i) Ray L. Hunt; (ii) the spouse of Ray L. Hunt and each of his children and siblings; (iii) the spouse and lineal descendants of any Person identified in the foregoing clause (ii); (iv) any trust or account primarily for the benefit of any Person or Persons identified in the foregoing clauses (i), (ii) or (iii); (v) any corporation, partnership or other Entity in which any of the Persons identified in the foregoing clauses (i), (ii), (iii) or (iv) are the beneficial owners of substantially all of the shares of capital stock, membership interests, partnership interests or other equity interests and options or warrants to acquire, or securities convertible into, capital stock, membership interests, partnership interests or other equity securities of an Entity; and (vi) the personal representative or guardian of any of the Persons identified in the foregoing clauses (i), (ii) and (iii) upon such Person’s death for purposes of the administration of such Person’s estate or upon such Person’s disability or incompetency for purposes of the protection and management of the assets of such Person.

“Incremental CapEx” means Lessor-funded Capital Expenditures related to Permian Assets (including Footprint Projects relating to the Stanton Transmission Loop Assets) that are placed in service, as and when such Permian Assets (including Footprint Projects relating to the Stanton Transmission Loop Assets) are placed in service, as adjusted (i) for any applicable AFUDC and/or depreciation, and (ii) to reflect the effect of the deferred tax liability or deferred tax asset, as applicable.

“Indebtedness” with respect to any Person means, at any time, without duplication (i) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock; (ii) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (iii)(A) all liabilities appearing on its balance sheet prepared in accordance with GAAP in respect of capital leases and (B) all liabilities which would appear on its balance sheet prepared in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as capital leases; provided, however, that for purposes of this definition (including with respect to clauses (A) and (B) hereof), (x) this Agreement and any similar lease between Lessor (or any subsidiary) and Lessee and (y) any lease between Lessee and any of its wholly-owned subsidiaries shall not be treated as a capital lease; (iv) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (v) all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), provided, however, that for purposes of this definition, any surety bonds or indemnification agreements entered into by Lessee (with respect to which Lessee or a subsidiary has a reimbursement or backstop obligation) in connection with condemnation proceedings shall be excluded; (vi) the aggregate Swap Termination Value of all Swap Contracts of such Person; and (vii) any guaranty of such Person with respect to liabilities of a type described in any of clauses (i) through (vi) of this definition. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (i) through (vii) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indemnified Party” has the meaning set forth in Section 12.1.

“Indemnifying Party” has the meaning set forth in Section 12.1.

“InfraREIT” means InfraREIT, Inc., a Maryland corporation.

“Initial Term” has the meaning set forth in Section 2.1.

“Lease” or “Leases” means (i) this Agreement, the McAllen Lease, the CREZ Lease, the ERCOT Transmission Lease and the Stanton Transmission Loop Lease and any other leases of transmission and distribution and related assets to a Qualified Lessee under which Lessor or any subsidiary of Lessor is a party as a lessor; and (ii) any lease of transmission and distribution and related assets pursuant to which Lessee is the lessee and a subsidiary of Lessee or another Person controlled by one or more Hunt Family Members is the lessor; provided that no such lease will qualify as a “Lease” hereunder if each of the three following criteria apply: (x) Lessee is the lessee, (y) cash rental payments have become due and payable pursuant thereto and (z) none of Lessor, a subsidiary of Lessor or a subsidiary of Lessee is the lessor.

“Lease Month” means each calendar month (or applicable portion thereof) during each Lease Year.

“Lease Quarter” means each calendar quarter (or applicable portion thereof) during each Lease Year.

“Lease Year” means each calendar year (or applicable portion thereof) during the Term of this Agreement (including, if applicable, any Extended Period of Operatorship).

“Leased Consolidated Net Plant” means that portion of the Consolidated Net Plant of the lessor of a Lease between such lessor and a Qualified Lessee that is the subject of such Lease.

“Legal Requirements” means, as to any Person, the certificate of incorporation and by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person, any law (including common law), statute, code, treaty, rule, regulation, ordinance including any government rule or determination of an arbitrator a court or other government authority, or any requirement under a Permit, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lessee” has the meaning set forth in the Preamble.

“Lessee CapEx” means Capital Expenditures that are related and fairly allocable to the Permian Assets or the Stanton Transmission Loop Assets (other than any ERCOT transmission assets) and are funded by Lessee.

“Lessee Panel Member” has the meaning set forth in Section 13.7(a).

“Lessee Taxes” has the meaning set forth in Section 4.3.

“Lessor” has the meaning set forth in the Preamble.

“Lessor Material Matter” means (i) a proceeding of any Regulatory Authority or (ii) an environmental, health, safety or security matter that requires a corrective action and, in the case of both (i) and (ii), either could (A) give rise to a Claim with respect for which Lessor would be responsible pursuant to Article XII, (B) reasonably be expected to have a material adverse effect on the operation of the Permian Assets or (C) reasonably be expected to result in the imposition of a liability on Lessor (other than liabilities for which Lessor is indemnified pursuant hereto, unless the amount of such liability could reasonably be expected to exceed $2,000,000).

“Lessor Panel Member” has the meaning set forth in Section 13.7(a).

“Lessor Taxes” has the meaning set forth in Section 4.3.

“Lessor’s Audit” has the meaning set forth in Section 3.4(c).

“Liens” means any liens, encumbrances, leases, mortgages, deeds of trust or other exceptions.

“McAllen Lease” means the Third Amended and Restated Master System Lease Agreement (McAllen System) between Lessor and Lessee effective as of December 1, 2014, as the same may be amended from time to time.

“Monetary Default” means an Event of Default arising from the failure to pay when due any amounts payable under this Agreement.

“NERC” means North American Electric Reliability Corporation, or its successors.

“Non-Defaulting Party” has the meaning set forth in Section 9.3.

“Non-Monetary Default” means an Event of Default other than a Monetary Default.

“Non-Recourse Debt” means Indebtedness of a subsidiary of Lessee that, if secured, is secured solely by a pledge of collateral owned by such subsidiary and the equity interests in such subsidiary, and for which no Person other than such subsidiary is personally liable.

“Nonseverable Footprint Projects” means those Footprint Projects that cannot be readily removed from the Permian Assets or the Stanton Transmission Loop Assets without causing diminution in value to the Permian Assets or the Stanton Transmission Loop Assets, as applicable.

“Notice of Default” means written notice of an Event of Default.

“Oncor” means Oncor Electric Delivery Company LLC.

“Operating CCNs” has the meaning set forth in Section 11.1.

“Original Lease Date” means July 13, 2010.

“Original Operations Date” means the date that Lessee assumed operational control over the relevant property.

“Other Revenue” has the meaning set forth on Exhibit E.

“Overdue Rate” means a rate equal to ten percent (10%) per annum or the maximum rate allowed by Applicable Law, whichever is lesser.

“Ownership CCNs” has the meaning set forth in Section 11.1.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Percentage Rent” has the meaning set forth in Section 3.1(b).

“Percentage Rent Rates” means the percentage amount used for the calculation of Percentage Rent owed pursuant to this Agreement, as set forth in the then-effective Rent Supplement.

“Percentage Rent Schedule” means the schedule attached to the then-current Rent Supplement setting forth the Percentage Rent Rates and Annual Percentage Rent Breakpoints for the Permian Assets through the end of the Term.

“Permian Assets” means the integrated electrical transmission and distribution facilities owned by Lessor and located within the area depicted on Exhibit A, and the systems and other property necessary to operate such transmission and distribution facilities, together with the exclusive right to occupy and use all of Lessor’s interest (whether by fee ownership, easement, lease, sublease, franchise or license) (other than to the extent expressly reserved to Lessor herein) in the premises upon which such facilities are situated, together with Footprint Projects that add to, expand or alter the assets identified from time to time pursuant to Rent Supplements; provided that the Permian Assets shall not include any assets that are subject to the Stanton Transmission Loop Lease.

“Permian CCNs” has the meaning set forth in Section 11.1.

“Permian Lease Assets” means the Permian Assets, excluding any Footprint Project included in the definition of “Permian Assets,” unless (i) such Footprint Project has been placed in service and (ii) a Rent Supplement has been executed with respect to such Footprint Project.

“Permian Service Territory” means (i) the distribution service territory, if any, of the Permian Assets and the Stanton Transmission Loop Assets, as in existence at the time of determination hereunder and (ii) the distribution service territory of the Permian Assets and the Stanton Transmission Loop Assets, as in existence immediately prior to the consummation of the Exchange Transaction.

“Permit” means any authorization, consent, approval, acceptance, license, permit, order, certificate, waiver, variance, filing or registration of or with or issued by any Regulatory Authority.

“Permitted Liens” means:

(i) the Liens granted by Lessor to any lender or trustee for any lender which finances Lessor’s interest in the Permian Assets;

(ii) Liens imposed by any governmental authority for any tax, assessment or other charge relating to the Permian Assets to the extent not yet past due or being contested in good faith and by appropriate proceedings;

(iii) mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business and (A) which do not in the aggregate materially detract from the value of property or assets subject to such Liens or materially impair the continued use thereof in the operation of the Permian Assets or (B) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Liens and for which cash reserves consistent with GAAP have been established on the books of Lessee or Lessor, or other Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(iv) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and (A) for the payment of which adequate cash reserves consistent with GAAP have been established on the books of Lessee or Lessor, (B) for the payment of which bonds or other security acceptable to Lessor in its reasonable discretion have been provided or (C) which are fully covered by insurance;

(v) zoning, entitlement, restriction, and other land use and environmental regulations by governmental authorities and encroachments, easements, rights of way, covenants, restrictions or agreements which do not materially interfere with the continued use of any asset as currently used in the conduct of the business of Lessee;

(vi) any encumbrances set forth in any franchise or governing ordinance under which any portion of the business of Lessee is conducted and which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operation of the Permian Assets; and

(vii) all rights of condemnation, eminent domain, or other similar right of any Person.

“Person” means any natural person, general partnership, limited partnership, proprietorship, corporation, joint venture, limited liability company, limited liability partnership, business trust, estate, governmental entity, cooperative, association or other foreign or domestic enterprise, or other entity whether acting in an individual, fiduciary or other capacity.

“Personal Property” means all assets, or rights therein, related to or used in connection with the Permian Assets and the Stanton Transmission Loop Assets, other than assets of the type and nature described in Section 1.1(a)(i)-(vi). Examples of Personal Property include rolling stock, computers and software programs.

“Policies and Procedures” has the meaning set forth in Section 13.6(b).

“Project Management Costs” means all actual out-of-pocket costs incurred by Lessee pursuant to this Agreement or a separate construction management agreement in connection with the construction activities, including (i) all direct wages and salaries (including benefits, payroll burden and overtime) which Lessee pays to personnel employed or retained to conduct such construction activities and a fair allocation of the direct wages and salaries (including benefits, payroll burden and overtime) of Lessee’s other personnel conducting such construction activities; (ii) the fair market value of materials or equipment provided directly by Lessee or its affiliates (including the standard corporate day rate for any vehicles and equipment that are so utilized); (iii) a fair allocation of the lease payments of any leased vehicles and equipment that are so utilized; (iv) all other third-party costs incurred by Lessee in the performance of such construction activities; and (v) all sales, use, transfer or similar taxes (excluding franchise taxes and those taxes based, in whole or in part, upon Lessee’s net income, gross receipts, net worth or similar taxes) incurred or paid by Lessee in conducting such construction activities or providing materials, if any (provided that, in managing its affairs, Lessee will attempt to minimize, to the extent practicable, all such taxes incurred on behalf of Lessor and, in this regard, Lessor agrees to cooperate and provide Lessee any assistance necessary including providing appropriate evidence of any exemptions from tax).

“PUCT” means the Public Utility Commission of Texas or its successors.

“Qualified Lessee” means Lessee and/or any other utility that is (x) approved or authorized by the applicable public utility commission or similar regulatory authority to operate and/or lease the transmission and/or distribution assets of Lessor or any subsidiary and (y) a party to a then-effective lease agreement with Lessor or a subsidiary thereof pursuant to which such utility leases and operates such entity’s transmission and/or distribution assets.

“Rate Base” means, with respect to any transmission and distribution assets, gross electric plant in service under GAAP, which is the aggregate amount of capital expenditures used to construct such assets plus AFUDC, less accumulated depreciation, and adjusted for accumulated deferred income taxes.

“Receiving Party” has the meaning set forth in Section 13.3(a).

“Reclassified Projects” means any T&D Project that does not otherwise meet the definition of Footprint Project but Lessee and Lessor jointly agree, in their sole discretion, to classify such T&D Project as a Footprint Project based upon such factors that the Parties deem relevant, including (i) the expected Rate Base of the T&D Project, it being understood that the Parties generally expect that only T&D Projects with an expected Rate Base of less than $25 million could constitute a Reclassified Project; (ii) whether the T&D Project is physically connected to the Permian Assets or the Stanton Transmission Loop Assets; and (iii) whether the T&D Project is necessary to serve distribution customers situated in the Permian Service Territory.

“Regulatory Authority” means the government of any nation, or of any political subdivision thereof or of any state, county or local jurisdiction therein or any regulatory body, commission, department, division, organ, instrumentality, court or agency of any thereof, including PUCT, ERCOT, TRE, NERC, or any other governmental agency with jurisdiction over Lessee, Lessor or the Permian Assets and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Regulatory Order” means either (i) the PUCT’s approval of any Lessee application for updated wholesale transmission rates or wholesale distribution rates, as applicable, or (ii) final resolution or settlement of a rate case applicable to Lessee’s transmission rates or wholesale distribution rates, as applicable.

“REIT” means a real estate investment trust.

“Related Person” means any affiliates, contractors, lessees and sublessees, and each of their respective principals, officers, employees, servants, agents, representatives, subcontractors, licensees, invitees, guests, successors and/or assigns of a Party; provided that in no event shall a Party be deemed a “Related Person” with respect to the other Party.

“Renewal Term” has the meaning set forth in Section 2.1.

“Rent” means the sum of Base Rent, Percentage Rent, Additional Rent and Extended Period Rent.

“Rent Supplement” has the meaning set forth in Section 3.2(a).

“Rent Validation” has the meaning set forth in Section 3.3(a).

“Repairs” means all replacements, repairs or remedial activity undertaken directly on a then-existing portion of the Permian Assets or the Stanton Transmission Loop Assets that are not Footprint Projects and that are expensed and not capitalized under GAAP.

“Revenues Attributable to Lessee CapEx” means amounts received by or payable to Lessee in connection with or which are the result of the operation of the Permian Assets or the Stanton Transmission Loop Assets (and any assets related to the Permian Assets or the Stanton Transmission Loop Assets owned by Lessee) and which are attributable to Lessee CapEx, as determined in accordance with Section 3.2(b).

“Revised Certificate” has the meaning set forth in Section 3.4(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reporting Requirements” has the meaning set forth in Section 7.1(c).

“Severable Footprint Projects” means any Footprint Projects that can be readily removed from the Permian Assets or the Stanton Transmission Loop Assets without causing diminution in value to the Permian Assets or the Stanton Transmission Loop Assets, as applicable.

“Stanton Transmission Loop Assets” means the leasehold assets related to the Stanton Transmission Loop Lease.

“Stanton Transmission Loop Lease” means the Third Amended and Restated Lease Agreement (Stanton Transmission Loop Assets) between Lessor (as the successor in interest to SDTS FERC, L.L.C.) and Lessee (as the successor in interest to SU FERC, L.L.C.), effective as of December 1, 2014, as the same may be amended from time to time.

“Swap Contract” means (i) any and all interest rate swap transactions, basis swap transactions, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions of any of the foregoing (including any options to enter into any of the foregoing), and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including a lease that may be terminated by the lessee at any time) of any property by a Person (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any lease under which such Person is the lessor.

“T&D Project” means a business, project or assets relating primarily to the transmission and/or distribution of electricity.

“TCOS Allocation” has the meaning set forth on Exhibit E.

“Term” has the meaning set forth in Section 2.1.

“Term Loan Agreement” has the meaning set forth in Section 4.13(a).

“Third Panel Member” has the meaning set forth in Section 13.7(a).

“Transferred Assets” has the meaning set forth in Section 1.1(c).

“TRE” means the Texas Reliability Entity, or its successor entity.

“TRS” means an Entity that (i) is wholly-owned by Lessor and/or Lessee and (ii) is a taxable REIT subsidiary within the meaning of Section 856(l) of the Code.

“Undisputed Rent” means the undisputed amount of Rent the Parties agree is due and payable.

“Year-to-Date Payments” means the cumulative amount of any Percentage Rent actually paid with respect to the applicable Lease Year.

“Year-to-Date Revenues” has the meaning set forth in Section 3.1(b)(i).

EXHIBIT A

Form of CFO Certificate Statement

WHEREAS, Sharyland Distribution & Transmission Services, L.L.C. (“Lessor”) and Sharyland Utilities, L.P. (“Lessee”) are parties to that certain Permian Lease Agreement (“Permian Lease”);

WHEREAS, capitalized terms used but not defined herein shall have the meaning given to them in the Permian Lease; and

WHEREAS, pursuant to Section 3.1(b)(iii) of the Permian Lease, Lessee is required to deliver to Lessor this CFO Certificate, setting forth Lessee’s calculation of Gross Revenues and the Percentage Rent payable under the Permian Lease.

NOW THEREFORE, Lessee delivers this certificate to Lessor pursuant to Section 3.1(b)(iii) of the Permian Lease and hereby certifies to the following:

CALCULATION OF GROSS REVENUES[1]
Calculation of Gross Revenues for the Lease Quarter ending , 20 :
Allocated ERCOT Transmission Revenues	$
Additional Permian Revenues
Allocated Other Revenue
Insurance proceeds

Total Gross Revenues for the Lease Quarter ending , 20

Total Gross Revenues from prior Lease Quarters in the Lease Year
Year-to-Date Revenues	$

CALCULATION OF PERCENTAGE RENT
Year-to-Date Revenues	$
Less: Applicable Quarterly Breakpoint

Difference	$

Difference * Percentage Rent Rate of %	$
Less: Year-to-Date Payments

Percentage Rent due for the Lease Quarter ending , 20	$

Sharyland Utilities, L.P.

By:

Name:
Title: Chief Financial Officer

[1]	Refer to the definition of “Gross Revenues” set forth on Exhibit E of the Permian Lease.

PERMIAN LEASE AGREEMENT

EXHIBIT B

Permian Assets

PERMIAN LEASE AGREEMENT

EXHIBIT C

Subordinated Debt Terms

Reference is made to that certain Second Amended and Restated Collateral Agency Agreement (as amended, restated, supplemented or otherwise modified, the “Collateral Agency Agreement”), dated as of December 10, 2014, by and among The Bank of New York Mellon Trust Company, N.A., as collateral agent (together with its successors and assigns, the “Collateral Agent”), Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (the “Company”), and the holders of the Permitted Secured Indebtedness (as defined therein) from time to time party thereto.

Section 1. Definitions and Rules of Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Collateral Agency Agreement. The rules of interpretation set forth in Schedule A of the Collateral Agency Agreement shall apply to this Exhibit C as if fully set forth herein. In addition, the following terms shall have the following meanings:

1.1	“Entitled Party” shall mean the Company unless the Collateral Agent or the Company has given notice to the Subordinated Lender that the Collateral Agent has, on behalf of the Secured Parties and pursuant to the Collateral Agency Agreement or related documents, properly exercised its remedies to foreclose on the Company’s interest in any System Lease and receive payments pursuant to any System Lease directly from Sharyland, in which case the Entitled Party shall mean the Collateral Agent, acting for the benefit of the Secured Parties.

1.2	“Governmental Authority” shall mean

(a)	the government of:

(i)	the United States of America or any State or other political subdivision thereof, or

(ii)	any other jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b)	any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of, or pertaining to, any such government, or

(c)	the Electric Reliability Council of Texas or any successor thereto (“ERCOT”), or

(d)	the Texas Reliability Entity.

PERMIAN LEASE AGREEMENT

1.3	“Insolvency Event” means the occurrence of any of the following:

(a)	Sharyland (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(b)	a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by Sharyland, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Sharyland or any such petition shall be filed against Sharyland and such petition shall not be dismissed within sixty (60) days.

1.4	“Reorganization Securities” shall mean any debt or equity securities issued on account of all or any portion of the Subordinated Indebtedness in connection with an Insolvency Event that are in each case subordinated in liquidation to the Obligations (or any debt or equity securities issued on account of any Obligations) to at least the same extent that the Subordinated Indebtedness are subordinated to the Obligations hereunder.

1.5	“Sharyland” shall mean Sharyland Utilities, L.P.

1.6	“Subordinated Indebtedness” shall mean, with respect to Sharyland, Indebtedness (as defined under the applicable Financing Agreement or such other similar term) that is incurred pursuant to such Financing Agreement and is required to be subordinated to the applicable Obligations.

1.7	“Subordinated Lenders” shall mean each and every Person to whom any of the Subordinated Indebtedness are owed.

1.8	“Subordinated Loan Documents” shall mean all documentation evidencing the Subordinated Indebtedness.

1.9	“System Lease Obligations” shall mean any and all Rent or other similar term (as such term is defined in the System Leases) then due and payable under the System Leases.

1.10	“System Leases” shall mean any and all leases of transmission and distribution and related assets pursuant to which Sharyland is the lessee and the Company or any Subsidiary of the Company is a party as a lessor, and supplements thereto, each as amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof.

PERMIAN LEASE AGREEMENT

1.11	“Texas Reliability Entity” shall mean the non-profit corporation that is the regional entity for the ERCOT region authorized to develop, monitor, assess and enforce compliance with NERC Reliability Standards within geographic boundaries of ERCOT and any successor thereto.

Section 2. Subordination of Subordinated Indebtedness. Until the indefeasible payment in full in cash of all the Obligations and the termination of any commitments to lend under any Permitted Secured Indebtedness, the Subordinated Lenders and Sharyland hereby agree that (i) all Subordinated Indebtedness is and shall be subordinated in right of liquidation in relation to all System Lease Obligations to the extent and in the manner hereinafter set forth, (ii) upon the occurrence and during the continuance of any default or event of default under any System Lease (or if after giving effect to a proposed distribution in respect of any part of the Subordinated Indebtedness, a default or event of default under any System Lease will exist), no payments or other distributions whatsoever in respect of any part of the Subordinated Indebtedness shall be made, (iii) upon the occurrence and during the continuance of an Insolvency Event, no payments or other distributions whatsoever in respect of any part of the Subordinated Indebtedness shall be made nor shall any property or assets of Sharyland be applied to the purchase or other acquisition or retirement of any part of the Subordinated Indebtedness, and (iv) upon the occurrence and during the continuance of an Insolvency Event, the Subordinated Lenders shall not accept any payment by or on behalf of Sharyland on account of the principal of, premium or interest on, or any other amount in respect of, the Subordinated Indebtedness other than the payment of indemnity obligations and reasonable out of pocket costs and expenses (including reasonable attorney’s fees) in each case as and when due and payable in accordance with the terms of the Subordinated Debt Documents.

Section 3. Liquidation, Dissolution, Bankruptcy. Until the indefeasible payment in full in cash of all the Obligations and the termination of any commitments to lend under any Permitted Secured Indebtedness, and without limitation to the rights of the Secured Parties under the terms of the Financing Agreements or the rights of Company under the System Leases:

3.1	upon the occurrence and during the continuance of any Insolvency Event:

3.1.1	the System Lease Obligations then due and payable shall first be irrevocably and indefeasibly paid in full to the Entitled Party before any of the Subordinated Lenders shall be entitled to receive any payment (other than Reorganization Securities) on account of the Subordinated Indebtedness whether in cash, securities or other assets (other than Reorganization Securities);

3.1.2	any payment or distribution of assets of Sharyland of any kind or character in respect of the Subordinated Indebtedness to which any of the Subordinated Lenders would be entitled if the Subordinated Indebtedness were not subordinated pursuant to the terms hereof shall be made by the trustee, liquidator or agent or other Person making such payment or distribution, directly to the Entitled Party until the System Lease Obligations then due and payable are paid in full and each of the Subordinated Lenders and, unless the Company is the Entitled Party, the Borrower irrevocably authorizes and empowers the Entitled Party to receive and collect on its behalf any and all such payments or distributions; and

PERMIAN LEASE AGREEMENT

3.1.3	the Subordinated Lenders agree not to, directly or indirectly, initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity or priority of the System Lease Obligations then due and payable.

Section 4. Incorrect Payments. If, for any reason whatsoever and whether pursuant to an Insolvency Event or otherwise, Sharyland shall make or any of the Subordinated Lenders shall receive any payment or distribution of any kind or character, whether in cash, securities or other property (other than Reorganization Securities), on account or in respect of the Subordinated Indebtedness in contravention of any of the terms set forth herein, such Subordinated Lender shall hold any such payment or distribution in trust for the benefit of the Secured Parties, promptly notify the Entitled Party of the receipt of such payment or distribution and promptly pay over or deliver such distribution or payment to the Entitled Party or to any other Person nominated by the Entitled Party, to hold for the account of the Secured Parties.

Section 5. Non-Impairment. To the fullest extent permitted by applicable Law, no change of law or circumstances shall release or diminish any of the Subordinated Lender’s obligations, liabilities, agreements or duties hereunder, or affect the provisions set forth herein in any way.

Section 6. Benefit of Subordination Provisions. These subordination provisions are intended solely to define the relative rights of the Secured Parties, the Collateral Agent, the Company, the Subordinated Lenders, and their respective successors and permitted assigns.

Section 7. Termination and Reinstatement. Notwithstanding anything to the contrary contained herein, the Subordinated Indebtedness shall no longer be subordinated in right of liquidation pursuant to the terms contained herein otherwise at such time as the Secured Parties no longer have a lien on or security interest in the System Lease Obligations. If any payment to any of the Entitled Party, the Company, the Collateral Agent or the Secured Parties by Sharyland or any other Person in respect of any of the System Lease Obligations is held to constitute a preference or a voidable transfer under applicable Law, or if for any other reason any such party is required to refund such payment to Sharyland or to such Person or to pay the amount thereof to any other Person, each Subordinated Lender agrees and acknowledges that the provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

Section 8. Restrictions on Transfers. None of the Subordinated Lenders may transfer (by sale, novation or otherwise) any of its rights or obligations under the Subordinated Indebtedness unless the transferee of such interest first agrees in writing to be bound by the terms set forth in this Exhibit C applicable to the transferor of such interest and executes an instrument to that effect.

PERMIAN LEASE AGREEMENT

Section 9. Exercise of Powers.

9.1	After the occurrence and during the continuance of an Insolvency Event, the Entitled Party shall be entitled to exercise its rights and powers under these subordination provisions in such a manner and at such times as the Entitled Party in its absolute discretion may determine.

9.2	The Subordinated Lenders alone shall be responsible for their contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by them.

PERMIAN LEASE AGREEMENT

EXHIBIT D

Insurance

A.	Coverages.

Property Insurance (Operational):

Cover:	All assets comprising the Permian Assets against “all risks” of physical loss or damage (including but not limited to machinery breakdown, earthquake, flood, windstorm and terrorism)

Principal Exclusions:	War and civil war

Nuclear risks

Theft and mysterious disappearance revealed in the course of inventory undertaking

The cost of making good wear and tear, gradual deterioration, etc., but not the consequential damage

Consequential loss not otherwise excluded

Fraud and misrepresentation

Sum Insured:	Full replacement cost subject to the following sublimits.

Sublimits:	Earthquake – full replacement cost

Flood – full replacement cost

Windstorm – full replacement cost

Deductible:	$250,000 per loss or occurrence, except $250,000 earthquake and flood and $250,000 windstorm

Insured:	Lessee

Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser

Prudential Retirement Insurance and Annuity Company, as Purchaser

Royal Bank of Canada, as Lender

PERMIAN LEASE AGREEMENT

The Bank of New York Mellon Trust Company, N. A., as Collateral Agent

The Secured Parties to the Debt Agreements

Mortgagee:	Bank of New York Mellon Trust Company, N.A. as Collateral Agent for the benefit of the Secured Parties

Loss Payee:	The Bank of New York Mellon Trust Company, N.A. as Collateral Agent, as first loss payee

Conditions:	30 days’ notice of cancellation or non-renewal except 10 days for non-payment of premium

Acceptable loss payable clause

Non-vitiation wording in favor of the Collateral Agent and the Secured Parties

Waiver of subrogation in favor of the additional insureds

General Liability Insurance:

Cover:	Lessee against any liability arising out of claims for personal injury and property damage.

Sum Insured:	$1,000,000 per occurrence up to a minimum of $2,000,000 aggregate limit (except that the fire damage legal liability coverage may be limited to $100,000 per fire and the medical expense coverage may be limited to $5,000 for any one injured person).

Insured:	Lessee

Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser

Prudential Retirement Insurance and Annuity Company, as Purchaser

The Bank of New York Mellon Trust Company, N. A., as Collateral Agent

Royal Bank of Canada, as Lender

The Secured Parties

Conditions:	Occurrence policy wording or Aegis claims-first-made policy form Worldwide territory

PERMIAN LEASE AGREEMENT

Automobile Liability Insurance:

Cover:	Lessee for liability arising out of claims for personal injury (including bodily injury and death) and property damage covering all owned (if any), leased, non-owned and hired vehicles of Lessee, including loading and unloading.

Sum Insured:	$1,000,000 each accident.

Deductible:	$1,000 each accident.

Insured:	Lessee

Lessor

Additional Insured: The Prudential Insurance Company of America, as Purchaser

Prudential Retirement Insurance and Annuity Company, as Purchaser

The Bank of New York Mellon Trust Company, N. A., as Collateral Agent

Royal Bank of Canada, as Lender

The Secured Parties

Workers’ Compensation and Employer’s Liability Insurance:

Cover:	Lessee will maintain workers’ compensation insurance as required by applicable state laws and employer’s liability insurance insuring Lessee for liability arising out of injury to or death of employees.

Sum Insured:	$1,000,000 each accident.

Insured:	Lessee

Lessor

Excess or Umbrella Insurance:

Cover:	Insurance covering claims in excess of the underlying insurance described in the foregoing.

Sum Insured:	$25,000,000 each occurrence and in the aggregate

PERMIAN LEASE AGREEMENT

Deductible:	$1,000,000 any one occurrence or amount of underlying insurance.

Insured:	Lessee

Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser

Prudential Retirement Insurance and Annuity Company, as Purchaser

The Bank of New York Mellon Trust Company, N. A., as Collateral Agent

Royal Bank of Canada, as Lender

The Secured Parties

Conditions:	Following form

B.	Company Conditions and Requirements.

1. Loss Notification. Lessee shall promptly notify Lessor of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $1,000,000 covered by any insurance policies required by this Exhibit D.

2. Payment of Loss Proceeds. The Collateral Agent, on behalf of the Secured Parties, shall be named as the first loss payee in applicable insurance policies (pursuant to a standard lender’s loss payable endorsement equivalent to a CP 1218).

3. Compliance With Policy Requirements. Lessee shall not violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this Exhibit D, and Lessee shall perform, satisfy and comply with, or cause to be performed, satisfied and complied with, all conditions, provisions and requirements of all insurance policies.

4. Waiver of Subrogation. Lessee hereby waives any and every claim for recovery from the Secured Parties for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other Person), Lessee shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by Lessee to, or to otherwise contain one or more provisions that prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

PERMIAN LEASE AGREEMENT

5. Notices. Lessee will advise Lessor in writing promptly of (i) any material changes in the coverage or limits provided under any policy required by Section 6.2 of this Agreement and this Exhibit D and (ii) any default in the payment of any premium and of any other act or omission on the part of Lessee which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by Lessee pursuant to this Exhibit D.

C. Insurance Policy Conditions and Requirements.

1. Permitted Insurers. Lessee shall obtain the insurance required by this Exhibit D from responsible insurance companies authorized to do business in Texas (if required by law or regulation) with an A.M. Best Insurance Reports rating of A-, 8 or better.

2. Control of Loss. If commercially feasible all policies of insurance required to be maintained pursuant to this Exhibit D, wherein more than one insurer provides the coverage on any single policy, shall have a clause (or a separate agreement among the insurers) wherein all insurers have agreed that the lead insurer shall have full settlement authority on behalf of the other insurers.

3. Loss Survey. All policies of insurance required to be maintained pursuant to this Exhibit D, wherein more than one insurer provides the coverage on any single policy, shall have a clause (or a separate agreement among the insurers) wherein all insurers have agreed upon the employment of a single firm to survey and investigate all losses on behalf of the insurers.

4. Policy Cancellation and Change. All policies of insurance required to be maintained pursuant to this Exhibit D shall be endorsed so that if at any time they are canceled, or their coverage is reduced (by any party including the insured) so as to affect the interests of the Collateral Agent, the Holders and any other Secured Party, such cancellation or reduction shall not be effective as to the Secured Parties for thirty (30) days, except for non-payment of premium which shall be for ten (10) days, after receipt by the Collateral Agent and the Secured Parties of written notice from such insurer of such cancellation or reduction.

5. Miscellaneous Policy Provisions. All insurance policies providing operational property damage, (i) shall name the Collateral Agent, on behalf of the Secured Parties, as the first loss payee, (ii) shall include a Lender’s loss payable clause in favor of the Collateral Agent, on behalf of the Secured Parties.

6. Separation of Interests. All policies (other than in respect to workers compensation insurance) shall insure the interests of the Secured Parties regardless of any breach or violation by Lessee or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of Lessee or others, or any foreclosure relating to the Permian Assets.

7. Waiver of Subrogation. All policies of insurance required by this Exhibit D shall provide for waivers of subrogation in favor of the Secured Parties and their respective officers and employees.

8. Liability Insurance Endorsements. All policies of liability insurance required to be maintained by Lessee shall be endorsed as follows:

(i)	To name the Secured Parties as additional insureds;

PERMIAN LEASE AGREEMENT

(ii)	To provide a severability of interests and cross liability clause; and

(iii)	That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Lessee.

9. Annual Review. Lessor will annually review with Lessee the requirements of Section 6.2 of the Agreement and this Exhibit D prior to the renewal of any insurance coverage contemplated hereby, and, as a result of such review, Lessor may waive the requirements set forth herein, if, in Lessor’s reasonable discretion, such coverage limits are not available on commercially reasonable terms. Any modification or waiver of the requirements of Section 6.2 of the Agreement or this Exhibit D in a particular Lease Year will not operate as a modification or waiver for subsequent Lease Years.

D.	Acceptable Policy Terms and Conditions.

All policies of insurance required to be maintained pursuant to this Exhibit D shall contain terms and conditions reasonably acceptable to Lessor.

PERMIAN LEASE AGREEMENT

EXHIBIT E

Gross Revenues

“Gross Revenues” for purposes of this Agreement will equal the sum of (a) Allocated ERCOT Transmission Revenues plus (b) Additional Permian Revenues plus (c) Allocated Other Revenue plus (d) any amounts received by or payable to Lessee as insurance proceeds for business income lost from an insured event related to the Permian Assets.

Capitalized terms used in this Exhibit E without definition shall have the meanings assigned to such terms in the Agreement. In addition, the following terms shall have the following meanings for purposes of this Exhibit E:

(1)	“Additional Permian Revenues” means amounts received by or payable to Lessee in connection with or that are the result of Lessee’s operation or ownership, as applicable, of the Permian Assets, including any amounts received by or payable to Lessee from other uses of the Permian Assets pursuant to Section 1.2(b), other than any Excluded Revenues or Revenues Attributable to Lessee CapEx; provided that Additional Permian Revenues shall not include any ERCOT Transmission Revenues (including, for the avoidance of doubt, any Allocated ERCOT Transmission Revenues).

(2)	“Allocated ERCOT Transmission Revenues” means ERCOT Transmission Revenues multiplied by the TCOS Allocation.

(3)	“Allocated Other Revenue” means the portion of Other Revenue that Lessee and Lessor agree to characterize as Allocated Other Revenue under this Agreement pursuant to Section 3.2(e).

(4)	“Covered Revenue” means any fees, charges or other revenues that are (i) characterized as (x) Gross Revenues (without giving effect to clause (c) in the definition of Gross Revenues related to Allocated Other Revenue) or (y) Revenues Attributable to Lessee CapEx, in each case under this Agreement or any other Lease; (ii) Excluded Revenues under this Agreement or any other Lease or (iii) generated from the Rate Base of regulated assets owned or operated by a party other than Lessor or a subsidiary thereof.

(5)	“ERCOT Transmission Revenues” means amounts received by or payable to Lessee in connection with or that are the result of Lessee’s operation or ownership, as applicable, of ERCOT transmission assets, other than any Excluded Revenues.

(6)	“Excluded Revenues” means (a) any payment received by Lessee as CIAC; (b) any non-cash revenues recognized by Lessee due to an increase in Lessor’s Rate Base resulting from a determination by the Internal Revenue Service with respect to the PLR Request; (c) any items that are of a pure pass-through nature where such items are charged to and collected from customers of Lessee but that carry regulatory responsibility to remit such collections without offset or deduction to a third party, including items such as (i) sales taxes or other charges collected by Lessee on behalf of a taxing authority; (ii) fees, charges and other revenues collected by Lessee that can be specifically traced to any regulatory approved costs incurred by Lessee that have been ordered or permitted by the

PERMIAN LEASE AGREEMENT

PUCT to be recovered through Lessee’s rates similar to the system benefit fund and transmission cost recovery factor collected by distribution service providers; (iii) fees, charges and other revenues collected by Lessee that can be specifically traced to any deferred costs funded entirely by Lessee that have been ordered or permitted by the PUCT to be recovered through a tariff rider; and (iv) such other items that Lessor and Lessee agree in good faith are consistent with the foregoing and should be excluded from ERCOT Transmission Revenues or Additional Permian Revenues, as applicable, for purposes of this Agreement; or (d) any item (as mutually agreed by the Parties) that is based on the income or profits of any Person if, as a consequence thereof, the inclusion of such amount in “Gross Revenues” would cause the Rent to fail to qualify in whole or in part as “rents from real property” within the meaning of Section 856(d) of the Code.

(7)	“Other Revenue” means revenue generated from activities as a regulated utility within the State of Texas other than Covered Revenue.

(8)	“PLR Request” means Lessor and Oncor’s request for a private letter ruling with respect to their proposed treatment of the accumulated deferred federal income tax attributable to the assets exchanged in the Exchange Transaction.

(9)	“TCOS Allocation” means a fraction, the numerator of which is the Transmission Net Plant in Service for the Permian Assets that are subject to Percentage Rent and the denominator of which is the total Transmission Net Plant in Service for all regulated electric transmission systems owned or operated by Lessee or a subsidiary thereof within ERCOT, as set forth in the then-effective Rent Supplement.

(10)	“Transmission Gross Plant” means electric transmission plant as determined in accordance with the FERC Uniform System of Accounts.

(11)	“Transmission Net Plant in Service” means Transmission Gross Plant in service less accumulated depreciation.

PERMIAN LEASE AGREEMENT

SCHEDULE 3.2

FORM OF RENT SUPPLEMENT

Rent Supplement

Pursuant to Section 3.2 of Lease

[Date of Supplement]

Incremental CapEx:

Lessee CapEx:

Total Base Rent by Lease Year:

Percentage Rent Rates:

Annual Percentage Rent Breakpoints:

Revenues Attributable to Lessee CapEx:

TCOS Allocation:

Allocated Other Revenue:

Executed this day of , 20 .

SHARYLAND UTILITIES, L.P.

By:
Name:
Title:

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:
Name:
Title:

PERMIAN LEASE AGREEMENT